Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

DOUYU INTERNATIONAL HOLDINGS LIMITED

(adopted by a special resolution passed on May 29, 2018)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

DOUYU INTERNATIONAL HOLDINGS LIMITED

(adopted by a special resolution passed on May 29, 2018)

1.                                      The name of the Company is DouYu International Holdings Limited.

2.                                      The Registered Office of the Company shall be at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.                                      The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by Section 27(2) of the Companies Law (as amended), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit. Without in any way limiting the unrestricted nature of its objects, the Company may accept mortgages over land or any other property irrespective of location.

5.                                      Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

a.                                      the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

b.                                      insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised); or

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c.                                       the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7.                                      The authorized share capital of the Company is US$50,000.000 divided into (i) 477,055,435 Ordinary Shares of par value US$0.0001 each, (ii) 2,944,395 Series Angel Preferred Shares, (iii) 2,500,000 Series A Preferred Shares of par value US$0.0001 each, (iv) 440,792 Series B-1 Preferred Shares of par value US$0.0001 each, (v) 3,125,000 Series B-2 Preferred Shares of par value US$0.0001 each, (vi) 1,138,381 Series B-3 Preferred Shares of par value US0.0001 each, (vii) 125,000 Series B-4 Preferred Shares of par value US0.0001 each, (viii) 3,572,333 Series C-1 Preferred Shares of par value US$0.0001 each; (ix) 94,065 Series C-2 Preferred Shares of par value US$0.0001 each; (x) 1,175,871 Series D Preferred Shares of par value US$0.0001 each; and (xi) 7,828,728 Series E Preferred Shares of par value US$0.0001 each.

8.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (as amended) and, subject to the provisions of the Companies Law (as amended) and the Articles of Association of the Company, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.                                      Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

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THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

DOUYU INTERNATIONAL HOLDINGS LIMITED

(adopted by a special resolution passed on May 29, 2018)

INTERPRETATION

1.                                      In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Adjusted Redemption Price”	shall have the meaning set forth in Article 8.5(D) hereof.

“Affiliate”

means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of such person. For the purposes of these Articles, “control” means, in relation to any person, having the power to direct the management or policies of such person, whether through the ownership of more than 50 per cent of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, or through contractual arrangements or otherwise, and references to “controlled” or “controlling” shall be construed accordingly. In the case of an Investor, “Affiliate” shall also include (v) any general partner of either such Investor or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Investor, (w) any limited partner of either such Investor or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Investor, in each case where such limited partner holds, directly or indirectly, more than 50 per cent of the limited partnership interests, (x) the fund manager managing either such Investor or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Investor (and general partners and limited partners (which hold, directly or indirectly, more than 50 per cent of the limited partnership interests) thereof) and other funds managed by such fund manager, (y) funds managed by any of such Investor’s Affiliates and the general partners of such funds, and (z) trusts controlled by or for the benefit of any such Person referred to in (v), (w), (x) or (y).

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any), who shall be acceptable to Majority Series E Preferred Holders.

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”

means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC, Hong Kong, the British Virgin Islands or the Cayman Islands.

“BVI Subsidiary”	means DouYu Network Inc., a company incorporated under the Laws of the British Virgin Islands.

“Cai SPV”	means Aodong Investments Limited, a company incorporated and existing under the Laws of the British Virgin Islands.

“Cause”

means (i) Founder I’s conviction of (or plea of guilty to) a crime (x) involving fraud, moral turpitude, or any felony or (y) which has bad or will have a material detrimental effect on the Group Companies’ reputation or business; (ii) any act or omission by Founder I constituting gross negligence, wilful misconduct, fraud or breach of trust in the performance of such Person’s duties or obligations with respect to any Group Company that results, or is reasonably likely to result, in material harm to the Group Companies; or (iii) any material breach by Founder I of the terms of his employment agreement and/or with the Charter Documents of the Group Companies, and such material breach is not cured within 60 days after the written notice thereof to Founder I.

“Charter Documents”

means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Company”	means the above named company.

“Company Exercise Period”	shall have the meaning set forth in Article 8.8(B) hereof.

“Company Unsubscribed Shares”	shall have the meaning set forth in Article 8.8(B) hereof.

“Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3€(5)(a)(ii) hereof.

“Co-Sale Holder”	shall have the meaning set forth in Article 8.9(A) hereof.

“Co-Sale Notice”	shall have the meaning set forth in Article 8.9(A) hereof.

“Deemed Issue Date”

means, with respect to the Series Angel Preferred Shares, the Series Angel Issue Date; with respect to the Series A Preferred Shares, the Series A Issue Date; with respect to the Series B Preferred Shares, the Series B Issue Date; with respect to the Series C Preferred Shares, the Series C Issue Date; with respect to the Series D Preferred Shares, the Series D Issue Date; and with respect to the Series E Preferred Shares, the Series E Issue Date.

“Deemed Issue Price”

means, with respect to the Series Angel Preferred Shares, the Series Angel Issue Price; with respect to the Series A Preferred Shares, the Series A Issue Price; with respect to the Series B Preferred Shares, the Series B Issue Price; with respect to the Series C Preferred Shares, the Series C Issue Price; with respect to the Series D Preferred Shares, the Series D Issue Price; and with respect to the Series E Preferred Shares, the Series E Issue Price.

“Deemed Liquidation Event”	means any of the following events:

(1) any direct or indirect consolidation, amalgamation, scheme of arrangement or merger of any of the Group Companies with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party or target in which in excess of fifty percent (50%) of such Group Company’s voting power is Transferred;

(2) a sale, Transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, Transfer, lease or other disposition of all or substantially all of the assets of such Group Company); or

(3) the exclusive licensing of all or substantially all of any Group Company’s Intellectual Property to a third party.

“Defaulting Holder”	shall have the meaning set forth in Article 8.15(D) hereof.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Domestic Company I”	means Wuhan Douyu Internet Technology Co., Ltd. (武汉斗鱼网络科技有限公司), a company organized under the Laws of the PRC.

“Domestic Company II”	means Wuhan Ouyue Online TV Co., Ltd. (武汉瓯越网视有限公司), a company organized under the Laws of the PRC.

“Drag-Along Holder”	shall have the meaning set forth in Article 8.15(A) hereof.

“Drag-Along Notice”	shall have the meaning set forth in Article 8.15(A) hereof.

“Drag-Along Sale”	shall have the meaning set forth in Article 8.15(A)(1) hereof.

“Drag-Along Sale Event”	shall have the meaning set forth in Article 8.15(B) hereof.

“Drag Default Shares”	shall have the meaning set forth in Article 8.15(D) hereof.

“Dragged Holder”	shall have the meaning set forth in Article 12(A) hereof.

“Electing Participating Prior Preferred Holder”	shall have the meaning set forth in Article 8.8(D)(4) hereof.

“Electing Participating Series E Preferred Holder”	shall have the meaning set forth in Article 8.4(C)(4) hereof.

“Equity Securities”

means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“ESOP”

means the employee share incentive plan of the Company to be adopted pursuant to these Articles covering the grant or issuance of Ordinary Shares (or options therefor) to employees, officers, directors, or consultants of a Group Company.

“Fenghuang Fuju”	means Phoenix Fuju Limited, a company incorporated and existing under the Laws of the British Virgin Islands.

“First Participation Notice”	shall have the meaning set forth in Article 8.6(C)(1) hereof.

“First Participation Period”	shall have the meaning set forth in Article 8.6(C)(1) hereof.

“Founder I”	means Shaojie Chen (陈少杰), the holder of the PRC ID number of 7010319840313501X.

“Founder II”	means Wenming Zhang (张文明), the holder of the PRC ID number of 32032219841020765x.

“Founder” or “Founders”	means Founder I and/or Founder II.

“FounderCo I”	means Warrior Ace Holding Limited, an exempted company incorporated with limited liability under the Laws of the British Virgin Islands.

“FounderCo II”	means Starry Zone Investments Limited, an exempted company incorporated with limited liability under the Laws of the British Virgin Islands.

“FounderCo” or “FounderCos”	means FounderCo I and/or FounderCo II.

“Governmental Authority”

means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order”

means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company”	means each of the Company and all of its direct or indirect Subsidiaries, and “Group” refers to all of the Group Companies collectively.

“Hong Kong”	means the Hong Kong Special Administrative Region, the People’s Republic of China.

“Hong Kong Subsidiary”	means Douyu Hongkong Limited (斗鱼（香港)有限公司), a limited liability company organized and existing under the Laws of Hong Kong.

“Indebtedness”

of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable accounting standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Intellectual Property”

means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor and (vii) the goodwill symbolized or represented by the foregoing.

“Interested Transaction”	shall have the meaning set forth in Article 80 hereof.

“Investor Restricted Transfer”	shall have the meaning set forth in Article 8.14(B) hereof.

“Investors”	shall have the meaning set forth in the Shareholders Agreement.

“Investor Transfer Notice”	shall have the meaning set forth in Article 8.14(C) hereof.

“Investor Transferor”	shall have the meaning set forth in Article 8.14(B) hereof.

“Investor Transfer Shares”	shall have the meaning set forth in Article 8.14(C) hereof.

“IPO”

means the first firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to a registration statement that is filed with and declared effective by either the Commission under the United States Securities Act of 1933, as amended, or another Governmental Authority for a public offering in a jurisdiction other than the United States.

“Key Employee”

means all employees of the Group Companies listed on Schedule B of the Series E Share Subscription Agreement and any new key employees of the Group Companies employed after the date of the Series E Share Subscription Agreement with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, any other managers reporting directly to any Group Company’s board of directors, and any other employee with the title of “vice president” or higher and any other employees with responsibilities similar to any of the foregoing.

“Law” or “Laws”

means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Leave/Disability”

means, with respect to Founder I, that Founder I has been unable to perform his or her duties due to serious illness, disability, or mandatory leave from office as required by applicable Laws (including but not limited to statutory military services) for three (3) consecutive months.

“Lien”

means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, Transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Liquidation Event”	shall have the meaning set forth in Article 8.2(A) hereof.

“Listing Vehicle”

means the Company or another entity (whether or not in existence as of the date hereof) agreed upon by the Board (including the affirmative consent of both Series E Directors) that directly or indirectly owns, or carries on all or substantially all of the business or assets of the Group Companies, and the Equity Securities of which are or are intended to be listed pursuant to an IPO.

“Management Director”	shall have the meaning set forth in Article 62(A) hereof.

“Majority Holders”	means the Majority Preferred Holders and the Majority Series E Preferred Holders.

“Majority Preferred Holders”	means the holders of more than fifty percent (50%) of the voting power of the then outstanding Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Majority Series E Preferred Holders”

means the holders of the more than fifty percent (50%) of the voting power of the then outstanding Series E Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company, as amended from time to time.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Offered Price”	shall have the meaning set forth in Article 8.8(A) hereof.

“Offered Shares”	shall have the meaning set forth in Article 8.8(A) hereof.

“Offeror”	shall have the meaning set forth in Article 8.15(A)(1) hereof.

“Offshore Sequoia”	means SCC Growth IV 2018-D, L.P., SCC Growth IV 2018-F, L.P., Sequoia Capital Global Growth Fund II, L.P. and Sequoia Capital Global Growth II Principals Fund, L.P.

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Ordinary Resolution”

means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 40 hereof.

“Ordinary Share”	means an ordinary share of US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Other Restriction Agreements”	shall have the meaning set forth in Article 8.7(F) hereof.

“Permitted Transferee”	shall have the meaning set forth in Article 8.11 hereof.

“Participating Prior Preferred Holder”	shall have the meaning set forth in Article 8.8(D)(4) hereof.

“Participating Series E Preferred Holder”	shall have the meaning set forth in Article 8.8(C)(4) hereof.

“Person”

means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Preemptive Right”	shall have the meaning set forth in Article 8.6(A) hereof.

“Preferred Shares”	means the Series Angel Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares.

“Prior Holder Exercise Period”	shall have the meaning set forth in Article 8.8(D)(1) hereof.

“Prior Holder Unsubscribed Shares”	shall have the meaning set forth in Article 8.8(D)(3) hereof.

“Prior Holder Pro Rata ROFR Share”	shall have the meaning set forth in Article 8.8(D)(2) hereof.

“Prior Holder ROFR Confirmation Notice”	shall have the meaning set forth in Article 8.8(D)(3) hereof.

“Prior Preferred Holders”	shall have the meaning set forth in Article 8.8(C)(5) hereof.

“Prohibited Transfer”	shall have the meaning set forth in Article 8.12 hereof.

“Prospective Purchaser”	shall have the meaning set forth in Article 8.8(A) hereof.

“Put Shares”	shall have the meaning set forth in Article 8.12(A) hereof.

“Qualified IPO”

means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares thereof) in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or on Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or another internationally recognized stock exchange approved by the Majority Holders, in any case, with the valuation of the Group being not less than US$3,000,000,000 and the proceeds of the offering being not less than US$300,000,000; provided that the definition of the “Qualified IPO” may be amended or revised by the Majority Holders and any Shareholder shall, and shall cause the Director(s) appointed by such Shareholder to, vote for such amendment or revision made by the Majority Holders.

“Ratably Distribution”	shall have the meaning set forth in Article 8.2(A)(7) hereof.

“Redemption Closing”	shall have the meaning set forth in Article 8.5(C) hereof.

“Redemption Notice”	shall have the meaning set forth in Article 8.5(B) hereof.

“Redemption Date”	shall have the meaning set forth in Article 8.5(D)(1) hereof.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Remaining Share”	shall have the meaning set forth in Article 8.8(D)(1) hereof.

“Repurchase Event”	shall have the meaning set forth in Article 8.16(B) hereof.

“Repurchase Right”	shall have the meaning set forth in Article 8.16(B) hereof.

“Residual Shares”	shall have the meaning set forth in Article 8.9(A) hereof.

“Restricted Person”	shall have the meaning set forth in Article 8.16(A) hereof.

“Restricted Shares”

means, with respect to a Founder and such Founder’s FounderCo, a percentage of the Shares held by such Founder and such FounderCo as of the date of this Agreement, which percentage shall equal to (x) 70% multiplied by (y) 1/48 multiplied by (z) the number of months (including the month in which Closing occurs) between Closing and December 31, 2018, and which Shares and Equity Securities of the Company shall remain Restricted Shares until they are released from the Repurchase Right pursuant to this Agreement.

“Restructuring Agreement”

means the restructuring agreement entered into by and among the Domestic Company I, the Domestic Company II, the Founders, the FounderCos, the Company and certain other parties thereto on May 14, 2018.

“Rights Holder”	shall have the meaning set forth in Article 8.6(A).

“Right Participants”	shall have the meaning set forth in Article 8.6(C)(3).

“Rights of Co-Sale”	means the rights of co-sale provided to the Co-Sale Holders in Article 8.9 hereof.

“Rights of First Refusal”	means the rights of first refusal provided to the Company and the Preferred Holders in Article 8.8 hereof.

“Rights of First Refusal Closing”	shall have the meaning set forth in Article 8.8(F) hereof.

“ROFR Holder”	shall have the meaning set forth in Article 8.8(A) hereof.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Notice”	shall have the meaning set forth in Article 8.8(C)(5) hereof.

“Second Participation Notice”	shall have the meaning set forth in Article 8.6(C)(2) hereof.

“Series Angel Issue Date”	means October 8, 2014.

“Series Angel Issue Price”	means US$0.16 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series Angel Preferred Shares.

“Series Angel Preferred Holders”	means the holders of the outstanding Series Angel Preferred Shares.

“Series Angel Preferred Shares”	means a Series Angel Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A Issue Date”	means December 30, 2014.

“Series A Issue Price”	means US$6.99 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A)(5) hereof.

“Series A Preferred Dividend”	shall have the meaning set forth in Article 8.1(F) hereof.

“Series A Preferred Holders”	means the holders of the outstanding Series A Preferred Shares.

“Series A Preferred Share”	means a Series A Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A Redemption Price”	shall have the meaning set forth in Article 8.5(B)(2) hereof.

“Series A to D Notice Date”	shall have the meaning set forth in Article 8.5( B) hereof.

“Series A to D Participation Redemption Holder”	shall have the meaning set forth in Article 8.5(B)(1) hereof.

“Series A to D Redemption Notice”	shall have the meaning set forth in Article 8.5(B)(1) hereof.

“Series A to D Redemption Price”	means any or all of Series A Redemption Price, Series B Redemption Price, Series C Redemption Price and Series D Redemption Price.

“Series A to D Redemption Period”	shall have the meaning set forth in Article 8.5(B)(3) hereof.

“Series A to D Redemption Price”	shall have the meaning set forth in Article 8.5(B)(2) hereof.

“Series A to D Request”	shall have the meaning set forth in Article 8.5(B)(1) hereof.

“Series B Issue Date”	means February 23, 2016.

“Series B Issue Price”	means Series B-1 Issue Price, Series B-2 Issue Price, Series B-3 Issue Price and Series B-4 Issue Price, as applicable.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A)(4) hereof.

“Series B Preferred Dividend”	shall have the meaning set forth in Article 8.1(E) hereof.

“Series B Preferred Holders”	means the Series B-1 Preferred Holders, the Series B-2 Preferred Holders, the Series B-3 Preferred Holders and the Series B-4 Preferred Holders, as applicable.

“Series B Preferred Shares”	means Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares and Series B-4 Preferred Shares, as applicable.

“Series B Redemption Price”	shall have the meaning set forth in Article 8.5(B)(2) hereof.

“Series B-1 Issue Price”	means US$18.70, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-1 Preferred Shares.

“Series B-1 Preferred Holders”	means the holders of the outstanding Series B-1 Preferred Shares.

“Series B-1 Preferred Share”	means a Series B-1 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B-2 Issue Price”	means US$19.48, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-2 Preferred Shares.

“Series B-2 Preferred Holders”	means the holders of the outstanding Series B-2 Preferred Shares.

“Series B-2 Preferred Share”	means a Series B-2 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B-3 Issue Price”	means US$26.50, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-3 Preferred Shares.

“Series B-3 Preferred Holders”	means the holders of the outstanding Series B-3 Preferred Shares.

“Series B-3 Preferred Share”	means a Series B-3 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B-4 Issue Price”	means US$27.28, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-4 Preferred Shares.

“Series B-4 Preferred Holders”	means the holders of the outstanding Series B-4 Preferred Shares.

“Series B-4 Preferred Share”	means a Series B-4 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C Issue Date”	means August 8, 2016.

“Series C Issue Price”	means the Series C-1 Issue Price and the Series C-2 Issue Price, as applicable.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.2(A)(3) hereof.

“Series C Preferred Dividend”	shall have the meaning set forth in Article 8.1(D) hereof.

“Series C Preferred Share”	means the Series C-1 Preferred Shares and the Series C-2 Preferred Shares, as applicable.

“Series C Redemption Price”	shall have the meaning set forth in Article 8.5(B)(2) hereof.

“Series C-1 Preferred Holders”	means the holders of the outstanding Series C-1 Preferred Shares.

“Series C-1 Preferred Share”	means a Series C-1 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C-1 Issue Price”	means US$53.20, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C-2 Preferred Share”	means a Series C-2 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C-2 Issue Price”	means US$47.88, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series D Issue Date”	means June 30, 2017.

“Series D Issue Price”	means US$62.77, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D Preferred Shares.

“Series D Preference Amount”	shall have the meaning set forth in Article 8.2(A)(2) hereof.

“Series D Preferred Dividend”	shall have the meaning set forth in Article 8.1(C) hereof.

“Series D Preferred Holders”	means the holders of the outstanding Series D Preferred Shares.

“Series D Preferred Share”	means a Series D Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series D Redemption Price”	shall have the meaning set forth in Article 8.5(B)(2) hereof.

“Series E Director”	shall have the meaning set forth in Article 62(B) hereof.

“Series E Exercise Period”	shall have the meaning set forth in Article 8.8(C)(1) hereof.

“Series E Notice”	shall have the meaning set forth in Article 8.8(B) hereof.

“Series E Notice Date”	shall have the meaning set forth in Article 8.5(A)(1) hereof.

“Series E Issue Date”	means the date of the first issue of a Series E Preferred Share.

“Series E Issue Price”	means US$80.5674 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series E Preferred Shares.

“Series E Unsubscribed Shares”	shall have the meaning set forth in Article 8.8(C)(3) hereof.

“Series E Participation Redeeming Holder”	shall have the meaning set forth in Article8.5(A)(3) hereof.

“Series E Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1) hereof.

“Series E Preferred Dividend”	shall have the meaning set forth in Article 8.1(B) hereof.

“Series E Preferred Holders”	means the holders of the outstanding Series E Preferred Shares.

“Series E Preferred Share”	means a Series E Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series E Pro Rata ROFR Share”	shall have the meaning set forth in Article 8.8(C)(2) hereof.

“Series E Redemption Notice”	shall have the meaning set forth in Article 8.5(A) hereof.

“Series E Redemption Period”	shall have the meaning set forth in Article 8.5(A)(1) hereof.

“Series E Redemption Price”	shall have the meaning set forth in Article 8.5(A)(2) hereof.

“Series E Request”	shall have the meaning set forth in Article 8.5(A)(1) hereof.

“Series E ROFR Confirmation Notice”	shall have the meaning set forth in Article 8.8(C)(3) hereof.

“Series E ROFR Notice”	shall have the meaning set forth in Article 8.8(C)(1) hereof.

“Series E Share Purchase Agreement”

means the Series E Preferred Share Purchase Agreement entered into by and among the Company, the Founders, the FounderCos, the Domestic Companies, the WFOE and certain other parties thereto on March 8, 2018.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share, including the Preferred Shares and the Ordinary Shares.

“Shareholder”	means a holder of any Shares.

“Shareholders Agreement”	means the shareholders agreement, among the Company and certain other parties named therein, as amended from time to time, dated on or about the date of adoption of these Articles.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re- enactment thereof for the time being in effect.

“Subsequent Prior Holder Exercise Period”	shall have the meaning set forth in Article 8.8(D)(4) hereof.

“Subsequent Prior Holder Pro Rata Share”	shall have the meaning set forth in Article 8.8(D)(4) hereof.

“Subsequent Series E Pro Rata Share”	shall have the meaning set forth in Article 8.8(C)(4) hereof.

“Subsequent Series E Exercise Period”	shall have the meaning set forth in Article 8.8(C)(4) hereof.

“Subsidiary”	means, with respect to any given Person, any other Person that is controlled directly or indirectly by such given Person.

“Super Right of Participation”	shall have the meaning set forth in Article 8.6(C)(1) hereof.

“Tencent”	means Nectarine Investment Limited, a company organized under the Laws of the British Virgin Islands and its permitted successors and assigns.

“Tencent Purchase Notice”	shall have the meaning set forth in Article 8.14(E) hereof.

“Tencent ROFR Period”	shall have the meaning set forth in Article 8.14(D) hereof.

“Third Participation Notice”	shall have the meaning set forth in Article 8.6(C)(3) hereof.

“Third Participation Period”	shall have the meaning set forth in Article 8.6(C)(3) hereof.

“Trade Sale”

means any of the following events: (i) the acquisition of any Group Company (whether by a sale of equity, merger or consolidation) in which in excess of fifty percent (50%) of such Group Company’s voting power outstanding before such transaction is Transferred; (ii) the sale, Transfer or other disposition of all or substantially all of the assets, or Intellectual Property of any Group Company; or (iii) a merger, consolidation or other business combination of the Company with or into any other unaffiliated third party business entity in which the shareholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

“Transfer,” “Transferring,”

mean and include any sale, assignment, encumbrance, “Transferred” or hypothecation, pledge, conveyance in trust, gift, words of similar import transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law, directly or indirectly.

“Transfer Notice”	shall have the meaning set forth in Article 8.8(A) hereof.

“Transferor”	shall have the meaning set forth in Article 8.8(A) hereof.

“Unredeemed Preferred Shares”	shall have the meaning set forth in Article 8.5(D) hereof.
“Vested Shares”	means Shares that were Restricted Shares but that have subsequently been released from the Repurchase Right pursuant to Article 8.16.

2.                                      In the Articles:

2.1.                            words importing the singular number include the plural number and vice-versa;

2.2.                            words importing the masculine gender include the feminine gender;

2.3.                            “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4.                            references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5.                            any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6.                            the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the provisions of the Memorandum and Articles;

2.7.                            the term “or” is not exclusive;

2.8.                            the term “including” will be deemed to be followed by, “but not limited to”;

2.9.                            the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10.                     the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.11.                     the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12.                     references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13.                     all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies);

2.14.                     headings are inserted for reference only and shall be ignored in construing these Articles; and

2.15.                     Sections 8 and 19 of the Electronic Transactions Law of the Cayman Islands shall not apply.

3.                                      For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8 and 62 and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 and 62  shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.                                      The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.                                      The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.                                      Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of the Memorandum and the Articles (including Article 8) and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.                                      The Company shall not issue Shares to bearer.

RIGHTS, PREFERENCES AND PRIVILEGES OF SHARES

8.                                      Certain rights, preferences and privileges of the Shares of the Company and certain rights and obligations of the Shareholders are as follows:

8.1.                            Dividends Rights.

A.                                    Subject to the Statute and Article 8.4, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 8.1.

B.                                    In the event the Company declares dividends, each holder of Series E Shares shall be entitled to receive, prior and in preference to the holders of Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Angel Preferred Shares and Ordinary Shares, dividends at the rate of eight percent (8%) (for the avoidance of doubt, simple interest) of the Series E Issue Price, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, for each such share held by such holder (the “Series E Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board and shall be non-cumulative. No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until the Series E Preferred Dividend have been paid in full on each Series E Preferred Share.

C.                                    After the Company’s setting aside or paying in full the Series E Preferred Dividend due pursuant to Article 8.1(B) above, each holder of Series D Preferred Shares shall be entitled to receive, prior and in preference to the holders of Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Angel Preferred Shares and Ordinary Shares, dividends at the rate of eight percent (8%) (for the avoidance of doubt, simple interest) of the Series D Issue Price, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, for each such share held by such holder (the “Series D Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board and shall be non-cumulative. No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any of Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Series Angel Preferred Shares or Ordinary Shares of the Company, unless and until the Series D Preferred Dividend have been paid in full on each Series D Preferred Share.

D.                                    After the Company’s setting aside or paying in full the Series E Preferred Dividend due pursuant to Article 8.1(B) above and the Series D Preferred Dividend due pursuant to Article 8.1(C) above, each holder of Series C-1 Preferred Shares shall be entitled to receive, prior and in preference to the holders of Series B Preferred Shares, Series A Preferred Shares, Series Angel Preferred Shares, Series C-2 Preferred Shares and Ordinary Shares, dividends at the rate of eight percent (8%) (for the avoidance of doubt, simple interest) of the Series C-1 Issue Price, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, for each such share held by such holder (the “Series C Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board and shall be non-cumulative. No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any of Series B Preferred Shares, Series A Preferred Shares, Series Angel Preferred Shares, Series C-2 Preferred Shares or Ordinary Shares of the Company, unless and until the Series C Preferred Dividend have been paid in full on each Series C Preferred Share.

E.                                     After the Company’s setting aside or paying in full the Series E Preferred Dividend due pursuant to Article 8.1(B) above, the Series D Preferred Dividend due pursuant to Article 8.1(C) above and the Series C Preferred Dividend due pursuant to Article 8.1(D) above, each holder of Series B Preferred Shares shall be entitled to receive, prior and in preference to the holders of Series A Preferred Shares, Series Angel Preferred Shares, Series C-2 Preferred Shares and Ordinary Shares, dividends at the rate of eight percent (8%) (for the avoidance of doubt, simple interest) of the applicable Series B Issue Price, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, for each such share held by such holder (the “Series B Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board and shall be non-cumulative. No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any of Series A Preferred Shares, Series Angel Preferred Shares, Series C-2 Preferred Shares or Ordinary Shares of the Company, unless and until the Series B Preferred Dividend have been paid in full on each Series B Preferred Share.

F.                                      After the Company’s setting aside or paying in full the Series E Preferred Dividend due pursuant to Article 8.1(B) above, the Series D Preferred Dividend due pursuant to Article 8.1(C) above, the Series C Preferred Dividend due pursuant to Article 8.1(D) above, and the Series B Preferred Dividend due pursuant to Article 8.1(E) above, each holder of Series A Preferred Shares shall be entitled to receive, prior and in preference to the holders of Series Angel Preferred Shares, Series C-2 Preferred Shares and Ordinary Shares, dividends at the rate of eight percent (8%) (for the avoidance of doubt, simple interest) of the Series A Issue Price, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, for each such share held by such holder (the “Series A Preferred Dividend”), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other. Such dividends shall be payable only when, as, and if declared by the Board and shall be non-cumulative. No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any of Series Angel Preferred Shares, Series C-2 Preferred Shares or Ordinary Shares of the Company, unless and until the Series A Preferred Dividend have been paid in full on each Series A Preferred Share.

G.                                    After the Company’s setting aside or paying in full the Series E Preferred Dividend, the Series D Preferred Dividend, the Series C Preferred Dividend, the Series B Preferred Dividend and the Series A Preferred Dividend due pursuant to Articles 8.1(B),8.1(C), 8.1(D), 8.1(E) and 8.1(F) above, the Company shall pay any dividends payable for each Ordinary Share, if any, to the holders of the Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.

H.                                   In the event the Company shall declare a distribution other than in cash (except for a distribution described in Article 8.2 or Article 8.5), the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Shares were holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

8.2.                            Liquidation Rights.

A.                                    Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company (each a “Liquidation Event”), whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by Law) shall be distributed to the Members of the Company as follows:

(1)                                 Firstly, each holder of the Series E Preferred Shares shall be entitled to receive for each Series E Preferred Share held by such holder, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Ordinary Shares, the Series Angel Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and other Members, an amount equal to the sum of (x) 100% of the Series E Issue Price paid by such holder (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), (y) annual simple interest calculated at twelve percent (12%) per annum on the Series E Issue Price, calculated from the Series E Issue Date and up to and including the date of receipt by the holders thereof of the full the relevant Series E Preference Amount, and (z) all accrued but unpaid dividends on such Series E Preferred Share (the “Series E Preference Amount”). If, upon any such Liquidation Event, the assets and funds thus legally available to be distributed among the holders of the Series E Preferred Shares shall be insufficient to make the payment of the foregoing amounts in full on all Series E Preferred Shares, then such assets and funds of the Company legally available for distribution shall be solely distributed among the holders of the Series E Preferred Shares ratably in proportion to the full amounts each such holder would otherwise be respectively entitled thereon.

(2)                                 Secondly, if there are any assets or funds remaining after the aggregate Series E Preference Amount has been distributed in full to the holders of the Series E Preferred Shares pursuant to subparagraph (1) above, the holders of the Series D Preferred Shares shall be entitled to receive for each Series D Preferred Share held by such holder (as the case may be), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares, the Series Angel Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares, an amount equal to the sum of (x) 100% of the Series D Issue Price paid by such holder (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), (y) annual simple interest calculated at twelve percent (12%) per annum on the Series D Issue Price, calculated from the Series D Issue Date and up to and including the date of receipt by the holder thereof of the full the relevant Series D Preference Amount, and (z) all accrued but unpaid dividends on such Series D Preferred Share (the “Series D Preference Amount”). If, upon any such Liquidation Event, the assets and funds thus legally available to be distributed among the holders of the Series D Preferred Shares shall be insufficient to make the payment of the foregoing amounts in full on all Series D Preferred Shares, then such assets and funds of the Company legally available for distribution shall be solely distributed among the holders of the Series D Preferred Shares ratably in proportion to the full amounts each such holder would otherwise be respectively entitled thereon.

(3)                                 Thirdly, if there are any assets or funds remaining after the aggregate Series E Preference Amount has been distributed in full to the holders of the Series E Preferred Shares pursuant to subparagraph (1) above and the aggregate Series D Preference Amount has been distributed to the holders of the Series D Preferred Shares pursuant to subparagraph (2) above, the holders of the Series C-1 Preferred Shares shall be entitled to receive for each Series C-1 Preferred Share held by such holder (as the case may be), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares, the Series Angel Preferred Shares, the Series C-2 Preferred Shares, the Series A Preferred Shares and the Series B Preferred Shares, an amount equal to the sum of (x) 100% of the Series C-1 Issue Price paid by such holder (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), (y) annual simple interest calculated at twelve percent (12%) per annum on the Series C-1 Issue Price, calculated from the Series C-1 Issue Date and up to and including the date of receipt by the holder thereof of the full the relevant Series C Preference Amount, and (z) all accrued but unpaid dividends on such Series C-1 Preferred Share (collectively the “Series C Preference Amount”). If, upon any such Liquidation Event, the assets and funds thus legally available to be distributed among the holders of the Series C-1 Preferred Shares shall be insufficient to make the payment of the foregoing amounts in full on all Series C-1 Preferred Shares, then such assets and funds of the Company legally available for distribution shall be solely distributed among the holders of the Series C-1 Preferred Shares ratably in proportion to the full amounts each such holder would otherwise be respectively entitled thereon.

(4)                                 Fourthly, if there are any assets or funds remaining after the aggregate Series E Preference Amount has been distributed in full to the holders of the Series E Preferred Shares pursuant to subparagraph (1) above, the aggregate Series D Preference Amount has been distributed to the holders of the Series D Preferred Shares pursuant to subparagraph (2) above and the aggregate Series C Preference Amount has been distributed to the holders of the Series C-1 Preferred Shares pursuant to subparagraph (3) above, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder (as the case may be), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares, Series Angel Preferred Shares, Series C-2 Preferred Shares and the Series A Preferred Shares, an amount equal to the sum of (x) 100% of the applicable Series B Issue Price paid by such holder (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), (y) annual simple interest calculated at eight percent (8%) per annum on the applicable Series B Issue Price, calculated from the Series B Issue Date and up to and including the date of receipt by the holder thereof of the full the relevant Series B Preference Amount, and (z) all accrued but unpaid dividends on such Series B Preferred Share (collectively the “Series B Preference Amount”). If, upon any such Liquidation Event, the assets and funds thus legally available to be distributed among the holders of the Series B Preferred Shares shall be insufficient to make the payment of the foregoing amounts in full on all Series B Preferred Shares, then such assets and funds of the Company legally available for distribution shall be solely distributed among the holders of the Series B Preferred Shares ratably in proportion to the full amounts each such holder would otherwise be respectively entitled thereon.

(5)                                 Fifthly, if there are any assets or funds remaining after the aggregate Series E Preference Amount has been distributed in full to the holders of the Series E Preferred Shares pursuant to subparagraph (1) above, the aggregate Series D Preference Amount has been distributed to the holders of the Series D Preferred Shares pursuant to subparagraph (2) above, the aggregate Series C Preference Amount has been distributed to the holders of the Series C-1 Preferred Shares pursuant to subparagraph (3) above, and the aggregate Series B Preference Amount has been distributed to the holders of the Series B Preferred Shares pursuant to subparagraph (4) above, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder (as the case may be), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series Angel Preferred Shares, the Series C-2 Preferred Shares and the Ordinary Shares, an amount equal to the sum of (x) 100% of the Series A Issue Price paid by such holder (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), (y) ten percent (10%) of the Series A Issue Price (as adjusted for any subdivisions, consolidations or share dividends), and (z) all accrued but unpaid dividends on such Series A Preferred Share (collectively the “Series A Preference Amount”). If, upon any such Liquidation Event, the assets and funds thus legally available to be distributed among the holders of the Series A Preferred Shares shall be insufficient to make the payment of the foregoing amounts in full on all Series A Preferred Shares, then such assets and funds of the Company legally available for distribution shall be solely distributed among the holders of the Series A Preferred Shares ratably in proportion to the full amounts each such holder would otherwise be respectively entitled thereon.

(6)                                 If there are any assets or funds remaining after the aggregate Series A Preference Amount, Series B Preference Amount, Series C Preference Amount, Series D Preference Amount and Series E Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to subparagraphs (1) to (5) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members in proportion to the number of Ordinary Shares (on an as-converted basis) held by them.

(7)                                 Notwithstanding the foregoing, if the Series E Preferred Holders would receive more than the Series E Preference Amount according to a distribution in which assets or funds are distributed ratably to all the Shareholders based on an as-converted and fully- diluted basis (the “Ratably Distribution”) in a Deemed Liquidation Event with the valuation of the Company that is not more than US3,000,000,000, Article 8.2(A)(1) to Article 8.2(A)(6) shall apply to the distribution of all assets and funds of the Company legally available for such distribution; if the Series E Preferred Holders would receive more than the Series E Preference Amount according to the Ratably Distribution in a Deemed Liquidation Event with the valuation of the Company that is more than US3,000,000,000, Ratably Distribution shall apply to the distribution of all assets and funds of the Company legally available for such distribution.

B.                                    Deemed Liquidation. Unless waived in writing by the Majority Holders, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the provisions of Article 8.2(A) (including the distribution preference set forth therein).

C.                                    Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a deemed liquidation, dissolution or winding up of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1)                                 if traded on a securities exchange, the value shall be deemed to be the security’s volume-weighted average price on such exchange in the thirty (30) day period ending one (1) day prior to the distribution;

(2)                                 if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3)                                 if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Notwithstanding the foregoing, the Majority Series E Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Majority Series E Preferred Holders, with the cost of such appraisal to be borne by the Company.

D.                                    Notices. In the event that the Company proposes at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles (including Article 8), the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice period may be shortened or waived with the vote or written consent of the Majority Holders.

E.                                     Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

F.                                      Trade Sale. In the event of a Trade Sale, each holder of Series E Preferred Shares shall be entitled to exercise its rights under this Article 8.2 in full regardless whether part of the consideration in connection with such Trade Sale is subject to escrow, holdback or other similar arrangement.

8.3.                            Conversion Rights.

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.                                    Conversion Ratio. Each Preferred Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the relevant Deemed Issue Price by the then-effective relevant Conversion Price. The “Conversion Price” for the Series Angel Preferred Shares, the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares, the Series B-4 Preferred Shares, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares shall initially be equal to the Series Angel Issue Price, the Series A Issue Price, the Series B-1 Issue Price, the Series B-2 Issue Price, the Series B-3 Issue Price, the Series B-4 Issue Price, the Series C-1 Issue Price, the Series C-2 Issue Price, the Series D Issue Price and the Series E Issue Price, respectively, resulting in an initial conversion ratio of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

B.                                    Optional Conversion. Subject to the Statute and these Articles (including Article 8), any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then-effective relevant Conversion Price.

C.                                    Automatic Conversion. Each Preferred Share shall automatically be converted, based on the then-effective Conversion Price for such Preferred Share, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, or (ii) the written notice signed by the Majority Holders. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.                                    Conversion Mechanism. The conversion hereunder of the Preferred Shares shall be effected in the following manner:

(1)                                 Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted, shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares (if applicable) are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2)                                 If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the consummation by the underwriter(s) of the sale of securities pursuant to such offering, and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the consummation of such sale of securities.

(3)                                 Upon the occurrence of an event of Automatic Conversion, the Company shall give all holders of Preferred Shares to be automatically converted at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of a Qualified IPO) and the place designated for Automatic Conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 104 through 108 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall effect such conversion and update its Register of Members to reflect such conversion, and upon surrender of the certificate or certificates representing the shares to be converted duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), the holder thereof shall be entitled to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4)                                 The Company may effect the conversion of Preferred Shares in any manner available under applicable Law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5)                                 No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (so long as such approval includes the approval of the Series E Directors), or (ii) issue one (1) whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)                                 Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of such number of further Ordinary Shares as equal to the value of such cash amount divided by the applicable conversion price, at the option of the holder of the applicable Preferred Shares.

E.                                     Adjustment of Conversion Price. The Conversion Price shall be adjusted and re-adjusted from time to time as provided below:

(1)                                 Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price then in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price then in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)                                 Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3)                                 Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in securities of the Company other than Ordinary Shares or payable in any other asset or property (other than cash), then, and in each such event, subject to compliance with Article 8.1 and to the extent not duplicative with Article 8.1, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)                                 Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(5)                                 Adjustments to Conversion Price.

(a)                                 Special Definition. For purpose of this Article 8.3(E)(5), the following definitions shall apply:

(i)                                     “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities (as defined below).

(ii)                                  “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)                               “New Securities” shall mean all Equity Securities issued (or, pursuant to Article 8.3(E)(5)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances:

(I)                             Ordinary Shares (or Options exercisable for such Ordinary Shares) issued (or issuable pursuant to such Options) to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to a written employee share option plan or employee equity incentive plan or other similar arrangements duly approved in accordance with these Articles;

(II)                        Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(4) as duly approved by the Board (including the affirmative consent of the Series E Directors);

(III)                   Ordinary Shares issued upon the conversion of Preferred Shares; and pursuant to an IPO.

(IV)                    any Equity Securities of the Company issued

(b)                                 Waiver of Adjustment. No adjustment in the relevant Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the Majority Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Issuance.

(c)                                  Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the relevant Deemed Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)                                     no further adjustment in the relevant Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective relevant Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective relevant Conversion Price to an amount which exceeds the relevant Conversion Price that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;

(iv)                              upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective relevant Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(v)                                 in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(vi)                              in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(5)(g)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(vii)                           if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the relevant Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the relevant Conversion Price shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance.

(d)                                 Adjustment of Conversion Price of Preferred Shares upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Series E Issue Date, for a consideration per Ordinary Share (on an as-converted basis) received by the Company (net of any selling concessions, or discounts) less than the Conversion Price for the relevant Preferred Shares (other than Series Angel Preferred Shares, Series B-4 Preferred Shares and Series C-2 Preferred Shares) then in effect immediately prior to such issue, then and in such event, the Conversion Price for the relevant series of Preferred Shares (other than Series Angel Preferred Shares, Series B-4 Preferred Shares and Series C-2 Preferred Shares) then in effect immediately prior to the issuance of such New Securities shall be reduced, concurrently with such issuance, to a price (calculated to the nearest one-hundredth of a cent) equal to the price per share of such New Securities; provided, however, such adjustment shall only be made if it results in a new Conversion Price lower than the relevant Conversion Price in effect immediately prior to the issuance of such New Securities. For the avoidance of doubt, no adjustment shall be made to any Conversion Price if this would result in such Conversion Price falling below the par value of the Ordinary Shares. In such cases, such Conversion Price would be equal to the par value of the Ordinary Shares. If Series A Preferred Holders have exercised the rights under this Article 8.3(E)(5)(d) and such exercise results to the dilution to the shareholding of the Series Angel Preferred Holders, the Conversion Price for the Series Angel Preferred Shares shall be adjusted to a price (calculated to the nearest one-hundredth of a cent) to achieve the effect that the shareholding of such Series Angel Preferred Holders shall not be diluted by the exercise of the rights under this Article 8.3(E)(5)(d) by the Series A Preferred Holders.

(e)                                  Determination of Consideration. For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)                                     Cash and Property. Such consideration shall:

(I)                             insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(II)                        insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (including the affirmative consent of the Series E Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(III)                   in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors (including the affirmative consent of the Series E Directors).

(ii)                                  Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(6)                                 Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price for a series of Preferred Shares would not fairly protect the conversion rights of the holders of the relevant Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such relevant Preferred Shares.

(7)                                 No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(8)                                 Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price for a series of Preferred Shares, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such relevant Preferred Shares, at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the relevant Conversion Price in effect before and after such adjustment or readjustment and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(9)                                 Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the relevant Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(10)                          Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(11)                          Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 104 through 108.

(12)                          Payment of Taxes. The Company will pay all governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any charge imposed in connection with any Transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4.                            Voting Rights.

A.                                    General Rights. Subject to the provisions of the Memorandum and these Articles (including Article 8 and any Article providing for special voting rights), at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held; and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Members is first solicited. Fractional votes shall not, however, be permitted. Without prejudice to the above, to the extent that the Statute or the Articles allow the Preferred Shares to vote separately as a class or series with respect to any matters, the Preferred Shares, shall have the right to vote separately as a class or series with respect to such matters.

B.                                    Protective Provisions.

(1)                                 Acts of the Group Companies Requiring Approval of the Majority Holders. Notwithstanding anything else contained in these Articles or in the Charter Documents of any Group Company, any Group Company shall not, and the Warrantors and the Investors (other than Tencent) shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless otherwise approved in writing by the Majority Holders:

(a)                                 any repeal, amendment, modification, waiver or change of any provision of any Charter Documents of any Group Company;

(b)                                 any amendment, modification or change of any rights, preferences, privileges or powers of the Preferred Shares, or any clause stipulating the foregoing amendment, modification or change being added, or any amendment, modification or change of any rights, powers or benefit attached to the Ordinary Shares or other classes or series of shares having the effect of or may result in any rights, preferences, privileges or powers of the Preferred Shares being prejudiced;

(c)                                  creation, authorization, reclassification, repurchase, redemption or issuance of (A) any class or series of Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, (B) any additional Preferred Shares, (C) any other Equity Securities of the Company except for (i) the Conversion Shares or (ii) the issuance or repurchase of Ordinary Shares (or options or warrants) under the ESOP approved by the Board, or (D) any Equity Securities of any other Group Company;

(d)                                 any increase or decrease in the authorized number of the Preferred Shares, or any series thereof, or the authorized number of Ordinary Shares;

(e)                                  any Deemed Liquidation Event or Trade Sale;

(f)                            the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(g)                                  any sale, transfer, pledge, purchase, repurchase, redemption, retirements or otherwise disposal of any share capital, share or equity of any Group Company;

(h)                                 any increase, reduction, cancellation, redemption, repurchase or change of the authorized or issued share capital or capitalization of any Group Company, or issue or sale of any share, equity or depositary receipt of any Group Company;

(i)                                     the undertaking of any voluntary dissolution or liquidation thereof or any reclassification or recapitalization of the outstanding equity capital of any Group Company;

(j)                                    any change of dividend policy of any Group Company, or any declaration, set aside or payment of any dividend by any Group Company;

(k)                                 the disposal of any material Intellectual Property or assets of any Group Company, and the disposal, license, sale or transfer of any material goodwill of any Group Company;

(l)                                     any change of the size or composition or the manner in which the directors are appointed of the board of directors of any Group Company;

(m)                             any amendment of the accounting policies, Accounting Standards or change to the financial year of any Group Company;

(n)                                 initiate or settle any material litigation, arbitration or other legal proceeding;

(o)                                 any action that would hurt the rights or interests of the Preferred Holders (based on reasonable judgment of such Preferred Holders); and

(p)                                 any action by a Group Company or any of its Affiliates to authorize, approve or enter into any agreement or obligation, or make any commitment to do so with respect to any action listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in sub-paragraphs (a) through (p) above requires the approval of the Members of the Company in accordance with the applicable Laws, and if the Members vote in favour of such act but the approval of the Majority Holders has not yet been obtained (in each case where required), the Majority Holders shall have, in such vote, the voting rights equal to the aggregate voting power of all the Members who voted in favour of the resolution plus one.

(2)                                 Acts of the Group Companies Requiring Approval of the Board. Regardless of anything else contained in these Articles or in the Charter Documents of any Group Company, no Group Company shall, and the Warrantors and the Investors (other than Tencent) shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless otherwise approved in writing by at least a simple majority of the Board (including the affirmative consent of each Series E Director):

(a)                                 establishment of or investment in any joint venture, its Subsidiaries or its Affiliate or execution of any joint venture agreement or shareholders agreement;

(b)                                 any investment in, or divestiture or sale by any Group Company of an interest in another Person in excess of US$15,000,000 in the aggregate in a fiscal year;

(c)                                  any increase in compensation of any employee of any Group Company with monthly salary of at least US$25,000 by more than fifty percent (50%) in a twelve (12) month period;

(d)                                 acquisition, mortgage, pledge or disposal of any business or assets in a single transaction or a series of related transactions in excess of US$1,500,000;

(e)                                  incurrence of any capital commitment or expenditure outside of the annual budget in a single transaction or a series of related transactions in excess of US$8,000,000 per month or US$30,000,000 in the aggregate in any fiscal year;

(f)                                   incurrence of any Indebtedness in a single transaction or a series of related transactions in excess of US$5,000,000 other than in the ordinary course of business;

(g)                                  extension, cancellation or waiver of any loan or guarantee for Indebtedness in a single transaction or a series of related transactions in excess of US$1,500,000 to any third party;

(h)                                 cease to conduct or carry on its business substantially as now conducted by any Group Company, or change of any material part of its business or enter into business that is outside of the current business of the Domestic Company I or Domestic Company II and their respective Subsidiaries;

(i)                                     any sale, transfer, license, or other disposal of, or the incurrence of any Lien on, any substantial part of the assets (including any Intellectual Property) of any Group Company or the grant of license of any Intellectual Property of any Group Company to a third party outside the ordinary course of business;

(j)                                    purchase or lease any real property in excess of US$800,000;

(k)                                 any approval, modification or amendment of any transaction in excess of US$150,000 or a series of transactions in the aggregate in excess of US$800,000 in a fiscal year involving both any Group Company and a shareholder or any of such Group Company’s employees, officers, directors or shareholders or any Affiliate of a shareholder or any of its officers, directors or shareholders, except for the transactions contemplated by the Business Cooperation Agreement;

(l)                                     any appointment or change in the auditors of any Group Company or any accounting firm engaged by any Group Company for conducting audit, or any amendment to the approved or adopted accounting policies, Accounting Standards or procedures of any Group Company;

(m)                             any approval of the appointment, remuneration, dismiss and other employment terms of the general manager, chief executive officer, chairman, chief financial officer, the chief operating officer, the chief technology officer or other key positions of any Group Company;

(n)                                 the adoption, amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies, and any increase of the total number of Equity Securities reserved for issuance thereunder any creation, adoption or amendment of any bonus or incentive plan, profit sharing mechanisms, employee stock option plan or any other stock option plan, or restricted stock plan of any Group Company and any grant thereunder;

(o)                                 approval of the IPO of any Group Company or a Listing Vehicle, including without limitation to the securities exchange, time and valuation;

(p)                                 the approval of, or any deviation from or amendment of, the annual budget and business plan of any Group Company;

(q)                                 any one or more actions or transactions that is out of ordinary course of business and involving an amount in excess of US$800,000, individually or in the aggregate;

(r)                                    an exclusive relationship entered into by any Group Company, other than those with another Group Company;

(s)                                   selection of the listing exchange for an IPO and approval of the valuation and terms and conditions for the IPO (which shall be in compliance with applicable Laws and listing rules);

(t)                                    any other actions that would hurt the rights or interests of any Preferred Holder; and

(u)                                 any action by a Group Company or any of its Affiliates to authorize, approve, effect, agree or enter into any agreement or obligation, or make any commitment to do so with respect to any action listed above.

8.5.                            Redemption Rights.

A.                                    Series E Redemption. Notwithstanding any provisions to the contrary in these Articles, the Series E Preferred Shares shall, prior and in preference to any redemption of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and/or Series D Preferred Shares, be redeemable at the option of the Series E Preferred Holders as provided herein:

(1)                                 Optional Redemption. Upon the earlier of (a) the Company has not consummated a Qualified IPO by December 31, 2022, (b) there is a material breach of the Articles, the Memorandum, the Series E Share Purchase Agreement, the Restructuring Agreement and/or the Shareholders Agreement by any Group Company, any Founder, or any FounderCo and such breach has not been cured within sixty (60) days following the receipt of a written notice from any Series E Preferred Holder to the satisfaction of such Shareholder, (c) the creditworthiness of any Founder or any holder of Ordinary Shares (other than any Investor) is materially damaged, or there is any fraud, gross negligence or willful misconduct of any Founder or any holder of Ordinary Shares (other than any Investor), or there is any misconduct of any Founder or any Management Director, any of which results in damages to the Group Companies that cannot be cured, or (d) any event (other than force majeure) that result in the shutdown of the website (including the main website, IOS and Android apps) of the Group for more than 60 days, if requested by the Majority Series E Preferred Holders (the “Series E Request”) by a written notice delivered to the Company (the “Series E Redemption Notice”, and the date of Company’s receipt of such written notice, the “Series E Notice Date”), the Company shall redeem all or any number of the then outstanding Series E Preferred Shares in accordance with the Series E Request and the provisions s in this Article 8.5.

(2)                                 Redemption Price. The “Series E Redemption Price” for each Series E Preferred Share redeemed pursuant to Article 8.5(A) above shall be the sum of one hundred percent (100%) of the original issue price of the Series E Preferred Shares (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and all dividends declared and unpaid with respect to per Series E Preferred Share then held by such Series E Shareholder, plus eight percent (8%) compounded annual interest of the combined above thereof commencing from the date of the Closing.

(3)                                 Additional Procedure. Within three (3) days upon receipt of any Series E Redemption Notice, the Company shall give a written notice to each other Series E Preferred Holder who has not requested the Company to redeem the Series E Preferred Shares held by it stating the existence of the Series E Request, the Series E Redemption Price, and the mechanics of redemption. Each of these non-requesting Series E Preferred Holders may also elect to require the Company to redeem all or a portion of their Series E Preferred Shares by delivering a separate redemption notice to the Company within ten (10) days (the “Series E Redemption Period”) of the receipt of such written notice from the Company (each holder so electing to require redemption and the Series E Preferred Holder who elects to exercise its redemption right pursuant to this Article 8.5(A)(3), a “Series E Participation Redeeming Holder”). The Company shall not redeem any Series E Preferred Shares under the Series E Request during the Series E Redemption Period.

B.                                    Series A, Series B, Series C and Series D Redemption. The Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares, the Series C-1 Preferred Shares and the Series D Preferred Shares shall, after the Company satisfies redemption rights of all the Series E Preferred Shares, be redeemable at the option of the applicable Series A Preferred Holders, Series B-1 Preferred Holders, Series B-2 Preferred Holders, the Series B-3 Preferred Holders, the Series C-1 Preferred Holders or the Series D Preferred Holders as provided herein:

(1)                                 Optional Redemption. Upon the earlier of (a) the Company has not consummated a Qualified IPO by December 31, 2022, (b) there is a material breach of the Shareholders Agreement, the Series E Share Purchase Agreement, the Restructuring Agreement, the Memorandum and/or the Articles by any Group Company, any Founder, or any FounderCo and such breach has not been cured within sixty (60) days following the receipt of a written notice from any Series E Preferred Holder to the satisfaction of such Shareholder, (c) the creditworthiness of any Founder or any holder of Ordinary Shares (other than any Investor) is materially damaged, or there is any fraud, gross negligence or willful misconduct of any Founder or any holder of Ordinary Shares (other than any Investor), or there is any misconduct of any Founder or any Management Director, any of which results in damages to the Group Companies that cannot be cured, or (d) any event (other than force majeure) that result in the shutdown of the website (including the main website, IOS and Andriod apps) of the Group for more than 60 days, if requested by any of Series A Preferred Holders, Series B-1 Preferred Holders, Series B-2 Preferred Holders, Series B-3 Preferred Holders, Series C-1 Preferred Holders and Series D Preferred Holders (the “Series A to D Request”) by a written notice delivered to the Company (each a “Series A to D Redemption Notice” , and the date of the Company’s receipt of such written notice, the “Series A to D Notice Date”), the Company shall redeem all or any number of the then outstanding Preferred Shares in accordance with the request provided in the Series A to D Redemption Notice and the provisions in this Article 8.5(B).

(2)                                 Redemption Price.

(a)                                 The “Series A Redemption Price” for each Series A Preferred Share redeemed pursuant to Article 8.5(B) above shall be the sum of (A) one hundred percent (100%) of the Series A Issue Price, (B) eight percent (8%) compounded annual interest of the Series A Issue Price commencing from December 30, 2014 and (C) all dividends declared and unpaid with respect to per Series A Preferred Share then held by such Series A Shareholder.

(b)                                 The “Series B Redemption Price” for each of Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series B-3 Preferred Shares redeemed pursuant to Article 8.5(B) above shall be the sum of (A) one hundred percent (100%) of the applicable Series B Issue Price, (B) eight percent (8%) simple annual interest of the Series B-2 Issue Price in the case of the Series B-2 Preferred Holders, or eight percent (8%) compounded annual interest of the Series B-1 Issue Price and the Series B-3 Issue Price in the case of Series B-1 Preferred Holders and Series B-3 Preferred Holders (as applicable), each of which commencing from February 3, 2016, and (C) all dividends declared and unpaid with respect to per Series B Preferred Share then held by such Series B Shareholder.

(c)                                  The “Series C Redemption Price” for each Series C-1 Preferred Share redeemed pursuant to Article 8.5(B) above shall be the sum of (A) one hundred percent (100%) of the Series C-1 Issue Price, (B) eight percent (8%) compounded annual interest of the Series C-1 Issue Price commencing from August 8, 2016 and (C) all dividends declared and unpaid with respect to per Series C-1 Preferred Share then held by such Series C-1 Shareholder.

(d)                                 The “Series D Redemption Price” for each Series D Preferred Share redeemed pursuant to Article 8.5(B) above shall be the sum of (A) one hundred percent (100%) of the Series D Issue Price, (B) eight percent (8%) compounded annual interest of the Series D Issue Price commencing from June 30, 2017 and (C) all dividends declared and unpaid with respect to per Series D Preferred Share then held by such Series C Shareholder.

(3)                                 Additional Procedures. Within three (3) days upon receipt of any Series A to D Redemption Notice, the Company shall give a written notice to each of Series A Preferred Holders, Series B-1 Preferred Holders, Series B-2 Preferred Holders, Series B-3 Preferred Holders, Series C-1 Preferred Holders and Series D Preferred Holders who has not requested the Company to redeem the Preferred Shares held by it stating the existence of the Series A to D Request, the Series A to D Redemption Price, and the mechanics of redemption. Each of such non-requesting Preferred Holders may also elect to require the Company to redeem all or a portion of their Preferred Shares by delivering a separate redemption notice in writing to the Company within ten (10) days (the “Series A to D Redemption Period”) of the receipt of such written notice from the Company (each holder so electing to require redemption and the Preferred Holder who elects to exercise its redemption right pursuant to this Article 8.5(C), a “Series A to D Participation Redeeming Holder”). The Company shall not redeem any Preferred Shares under the Series A to D Request during the Series A to D Redemption Period.

C.                                    Procedure. The closing of the redemption of any Preferred Shares pursuant to Article 8.5(A) and Article 8.5(B) (the “Redemption Closing”) will take place within fifty (50) days of the date of the Series E Redemption Notice or the Series A to D Redemption Notice (as the case may be) at the offices of the Company, provided, however, that in any event Series E Preferred Shares shall be redeemed prior and in preference to Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series C-1 Preferred Shares and Series D Preferred Shares. At the relevant Redemption Closing, subject to applicable Law, the Company will pay in cash the full amount of the Redemption Price. From and after the relevant Redemption Closing, subject to the Company having made full payment of the Series E Redemption Price or the Series A to D Redemption Price to a holder of any Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series C-1 Preferred Shares, Series D Preferred Shares or Series E Preferred Shares (as the case may be), all rights of the holder of such Preferred Shares (except the right to receive the Series E Redemption Price or the Series A to D Redemption Price therefor if applicable) will cease with respect to such Preferred Shares, and such Preferred Shares will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

D.                                    Insufficient Funds. If, on the date of the relevant Redemption Closing (the “Redemption Date”), the number of Preferred Shares that may then be redeemed by the Company is less than the number of all Preferred Shares to be redeemed, the Company’s assets or funds shall be (i) first utilized to settle any redemption payments due to the holders of Series E Preferred Shares, and no redemption payments shall become due to holders of Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series C-1 Preferred Shares and Series D Preferred Shares unless and until the redemption payments have been paid in full as to all the Series E Preferred Shares requested to be redeemed, (ii) second utilized to settle any redemption payments due to the holders of Series D Preferred Shares, and no redemption payments shall become due to the holders of Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares and Series C-1 Preferred Shares, (iii) third utilized to redeem any Series C-1 Preferred Shares requested to be redeemed, (iv) fourth utilized to redeem any of Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series B-3 Preferred Shares requested to be redeemed, and (v) then utilized to redeem any Series A Preferred Shares requested to be redeemed, and any remaining Preferred Shares to be redeemed (the “Unredeemed Preferred Shares”) shall be carried forward and redeemed as soon as the Company has legally available funds to do so. The redemption price payable by the Company with respect to each such Unredeemed Preferred Shares shall carry an annual simple interest of seven and one-half percent (7.5%) per annum over such period (the “Adjusted Redemption Price”).

E.                                     Without limiting any rights of the Preferred Holders which are set forth in the Shareholders Agreement, the Articles and the Memorandum, or are otherwise available under applicable Law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

F.                                      If (i) any Preferred Holder requests the Company to redeem any Preferred Shares held by it pursuant to this Article 8.5, and (ii) for any reason the Company is unable to redeem part or all of the issued and outstanding Preferred Shares as required by such Preferred Holders, then such Preferred Holder shall have a put option to sell to the Founders and the FounderCos, and the Founders and the FounderCos, jointly and severally, shall purchase all or any portion of the remaining Preferred Shares held by it which have not been redeemed by the Company at the Series E Redemption Price or Series A to D Redemption Price (including the Adjusted Redemption Price if any) (as applicable). Notwithstanding the foregoing, the obligations of the Founders and the FounderCos provided hereunder shall be solely limited to the value of the Shares directly or indirectly owned or acquired by the Founders and the FounderCos. In the event that the Founders and the FounderCos fail to make the full payment for the redemption as requested by relevant Preferred Holders, the Founders and the FounderCos shall use their respective commercially reasonable effort to find a purchaser to purchase the remaining Preferred Shares, if such purchaser purchases the remaining Preferred Shares at a price lower than the Series E Redemption Price or the Series A to D Redemption Price (including the Adjusted Redemption Price if any) (as applicable), the Founders and the FounderCos shall then offer to sell the Shares held by them and pay the proceeds received from such sale to such holder of Preferred Shares, such that the consideration received by such Preferred Holder shall equal to the amount of the Series E Redemption Price or the Series A to D Redemption Price (including the Adjusted Redemption Price if any) (as applicable). If the aforesaid purchaser is unable to purchase part or all of the Preferred Shares as requested, such Preferred Holder shall be entitled to require the Founders and the FounderCos to transfer part or all the Shares directly or indirectly held by them to such Preferred Holder at the lowest price permitted by applicable Law, any relevant tax and charges thereof shall be borne by the Founders and the FounderCos.

8.6.                            Preemptive Rights.

A.                                    General. The Company hereby grants to each Preferred Holder (the “Rights Holder”) the rights of first refusal to subscribe its share (as set forth in this Article 8.6) (and any oversubscription, as provided below), of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the date of the Shareholders Agreement (the “Preemptive Right”).

B.                                    New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the date hereof, except for:

(1)                                 any Ordinary Shares and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the ESOP duly approved and amended from time to time in accordance with Article 8.4;

(2)                                 any Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event;

(3)                                 any Ordinary Shares issued upon the conversion of the Preferred Shares;

(4)                                 any Equity Securities of the Company issued pursuant to an IPO;

(5)                                 Ordinary Shares issued or issuable pursuant to an acquisition of another entity by the Company approved by the Board (including the affirmative vote of each Series E Director); and

(6)                                 Ordinary Shares issued or issuable pursuant to equipment lease and bank financing arrangement approved by the Board (including the affirmative vote of each Series E Director).

C.                                    Procedures.

(1)                                 First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to Tencent a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Tencent shall have twenty (20) Business Days from the date of receipt of the First Participation Notice (the “First Participation Period”) to agree in writing to subscribe up to eighty percent (80%) of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company pursuant to the Shareholders Agreement and stating therein the quantity of New Securities to be subscribed (not to exceed eighty percent (80%) of such New Securities) (the “Super Right of Participation”). Tencent can at its sole direction apportion its share of the News Securities among its Affiliates in any amounts.

(2)                                 Second Participation Notice. In the event that (a) Tencent fails to exercise fully its Super Right of Participation in accordance with subparagraph (1) above, or (b) there are still New Securities remaining after Tencent exercises its Super Right of Participation in accordance with subparagraph (1) above, the Company shall give to all the Preferred Holders a written notice of its intention to issue New Securities (the “Second Participation Notice”), describing the amount and the type of remaining New Securities and the price and the terms upon which the Company proposed to issue such remaining New Securities. Each Preferred Holder (excluding Tencent if its Super Right of Participation remains in effect) shall have ten (10) Business Days from the date of receipt of any such Second Participation Notice to agree in writing to purchase up to all of such holder’s Pro Rata Share of such remaining New Securities for the price and upon the terms and conditions specified in the Second Participation Notice by giving written notice to the Company pursuant to the Shareholders Agreement and stating therein the quantity of New Securities to be purchased (not to exceed such Preferred Holder’s Pro Rata Share of such remaining New Securities). If any Preferred Holder fails to so agree in writing within such ten (10) Business Days period to purchase such Preferred Holder’s full Pro Rata Share of an offering of New Securities, then such Preferred Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such remaining New Securities that it did not so agree to purchase. Each holder’s Pro Rata Share, for purposes of its Preemptive Rights under this subparagraph (2), is equal to the ratio of (a) the number of Ordinary Shares owned by such Preferred Holder immediately prior to the issuance of New Securities (assuming full conversion of the Preferred Shares held by such Preferred Holder) to (b) the total number of Ordinary Shares then outstanding immediately prior to the issuance of the New Securities (assuming full conversion of the Preferred Shares). A Preferred Holder (excluding Tencent if its Super Right of Participation remains in effect) can at its sole discretion apportion its Pro Rata Share of such remaining New Securities among its Affiliates in any amounts.

(3)                                 Third Participation Notice; Oversubscription.                              If (a) any Preferred Holder fails to exercise its Preemptive Rights in accordance with subparagraphs (1) and (2) above, or (b) there are still New Securities remaining after the relevant Preferred Holders’ exercise of their Preemptive Rights in accordance subparagraphs (1) and (2) above, the Company shall promptly give notice (the “Third Participation Notice”) to the Preferred Holders (for the avoidance of doubt, including Tencent) who have exercised their Preemptive Rights (the “Right Participants”) in accordance with subparagraphs (1) or (2) above. The Right Participants shall have five (5) Business Days from the date of receipt of the Third Participation Notice (the “Third Participation Period”) to notify the Company of their desire to purchase more than their share of the New Securities, stating the number of the additional New Securities they propose to buy. Such notice may be made by telephone if confirmed in writing within two (2) days thereafter. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Right Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Ordinary Shares (on as-convertible basis) held by each oversubscribing Right Participant notified and the denominator of which is the total number of Ordinary Shares (on as-convertible basis) held by all of the oversubscribing Right Participants. Each oversubscribing Right Participant shall be entitled to buy such number of additional New Securities as determined by the Company pursuant to this subparagraph (3) and the Company shall so notify the Right Participants within ten (10) Business Days of the date of the Third Participation Notice.

D.                                    Failure to Exercise. In the event that all the New Securities proposed to be issued by the Company are not purchased by the Preferred Holders pursuant to Article 8.6(C), the Company shall have ninety (90) days thereafter to complete the sale of the remaining number of unsubscribed New Securities on terms no more favorable than those described in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Article 8.6.

8.7.                            Restrictions on Transfer.

A.                                    Holders of Ordinary Shares. Subject to Article 8.7(B) and Article 8.7(C), each holder of Ordinary Shares (other than an Investor), the Founders and the FounderCos shall not Transfer with respect to all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such holder prior to the consummation of a Qualified IPO without the prior written consent of Tencent.

B.                                    Investors. For the avoidance of doubt, subject to Article 8.14, each of the Investors may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it; provided that (i) such Transfer is effected in compliance with all applicable Laws, and (ii) the transferee shall execute and deliver an additional counterpart signature page to the Shareholders Agreement, and agree in writing to be bound by the obligations of an “Investor” under the Shareholders Agreement. The Company shall update its register of members upon the consummation of any such permitted Transfer. Subject to the confidentiality undertakings set out in the Shareholders Agreement, each of the Investors shall be entitled to disclose to any bona fide proposed transferee any information, documents or materials concerning the Company known to or in possession of such Investor, and the Company shall use commercially reasonable efforts to provide any assistance or cooperation reasonably requested by such Investor or the proposed transferee in connection with such proposed transferee’s due diligence investigation of the Company; provided that prior to the disclosure of any confidential information, such Investor shall procure such proposed transferee to have undertaken to the Company in writing to keep any such information, documents or materials as disclosed in strict confidence, on terms and conditions reasonably acceptable to the Company.

C.                                    Prohibited Transfers Void. Any Transfer of Equity Securities of the Company not made in compliance with these Articles shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any Members.

D.                                    No Indirect Transfers. Each of the holders of Ordinary Shares and Preferred Holders agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in these Articles, whether by holding the Equity Securities of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person, or otherwise. Any purported Transfer, sale or issuance of any Equity Securities of any such Person in contravention of these Articles shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including without limitation, the Founders and the FounderCos) shall recognize any such Transfer, sale or issuance.

E.                                     Performance. Each Founder irrevocably agrees to cause and guarantee the performance by its FounderCo of all of their respective covenants and obligations under these Articles and the Memorandum.

F.                                      Cumulative Restrictions. For the avoidance of doubt, the restrictions on Transfer set forth in these Articles are cumulative with, and in addition to, the restrictions set forth in each agreement imposing restrictions on the Transfer of Equity Securities of the Company by such Person (collectively, the “Other Restriction Agreements”), including the Shareholders Agreement.

G.                                    Legend. Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by a holder of Ordinary Shares or an Investor and his/her/its respective permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as the related Equity Securities are no longer subject to these Articles, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the provisions of these Articles, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

8.8.                            Rights of First Refusal.

A.                                    Transfer Notice. To the extent Tencent has consented to a Transfer by a holder of Ordinary Shares (other than an Investor), a Founder or a FounderCo (the “Transferor”) in accordance with Article 8.7(A), if the Transferor proposes to Transfer any Shares to one or more third party purchasers (the “Prospective Purchaser”), then the Transferor shall (or in the case a Key Employee is the Transferor, the Company shall procure such Key Employee to) give the Company, upon the expiration of the Company Exercise Period to each Series E Preferred Holder, and upon the expiration of the Series E Exercise Period to each Prior Preferred Holder (as defined below) (each a “ROFR Holder”), a written notice of the Transferor’s intent to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the number and type of Shares to be Transferred (the “Offered Shares”), (ii) the identity and address of the Prospective Purchaser and (iii) the bona fide cash price or, in reasonable detail, other consideration (the “Offered Price”) and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the Prospective Purchaser on the terms set forth in the Transfer Notice.

B.                                    Option of Company. The Company shall have an option for a period of fifteen (15) days following receipt of the Transfer Notice (the “Company Exercise Period”) to elect to purchase all or any portion of the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor in writing before expiration of the Company Exercise Period as to the number of such Offered Shares that it wishes to purchase. Within five (5) days after the expiration of the Company Exercise Period, the Transferor shall promptly deliver written notice (the “Series E Notice”) to each Series E Preferred Holder advising them whether the Company has exercised its Rights of First Refusal with respect to all or portion of the Offered Shares and informing them regarding their rights in purchasing in the aggregate all or any part of the Offered Shares not purchased by the Company pursuant to this Article 8.8(B) (the “Company Unsubscribed Shares”).

C.                                    Option of Series E Preferred Holders.

(1)                                 Within fifteen (15) days (the “Series E Exercise Period”) after the receipt of the Series E Notice, each Series E Preferred Holder shall have the right to purchase all or any part of the Company Unsubscribed Shares on the terms and conditions set forth in this Article 8.8(C). In order to exercise its right hereunder, each Series E Preferred Holder must deliver written notice to the Transferor (the “Series E ROFR Notice”) within the Series E Exercise Period.

(2)                                 To the extent that the aggregate number of Shares that the Series E Preferred Holders desire to purchase (as evidenced in the written notices delivered to the Transferor) exceeds the Company Unsubscribed Shares, each Series E Preferred Holder so exercising will be entitled to purchase its pro rata share of the Company Unsubscribed Shares, which shall be equal to the product obtained by multiplying (x) the number of the Company Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of Ordinary Shares (on as-converted basis) held by such Series E Preferred Holder on the date of the Transfer Notice and (ii) the denominator of which shall be the number of Ordinary Shares (on as-converted basis) held by all the Series E Preferred Holders so exercising (“Series E Pro Rata ROFR Share”).

(3)                                 Within five (5) days after the expiration of the Series E Exercise Period, Transferor will give written notice to each Series E Preferred Holder specifying the number of Company Unsubscribed Shares to be purchased by each Series E Preferred Holder exercising its Rights of First Refusal (the “Series E ROFR Confirmation Notice”). The Series E ROFR Confirmation Notice shall also specify the number of Company Unsubscribed Shares not purchased by the Series E Preferred Holders, if any, pursuant to Articles 8.8(C)(1) and 8.8(C)(2) hereof (“Series E Unsubscribed Shares”) and shall list each Participating Series E Preferred Holder’s (as defined in Article 8.8(C)(4) hereof) Subsequent Series E Pro Rata Share (as defined in Article 8.8(C)(4)) of any such Series E Unsubscribed Shares.

(4)                                 To the extent that there remain any Series E Unsubscribed Shares, each Series E Preferred Holder electing to exercise its right to purchase at least its full Series E Pro Rata ROFR Share of the Offered Shares under Article 8.8(C)(1) and Article 8.8(C)(2) hereof (a “Participating Series E Preferred Holder”) shall have a right to purchase all or any part of the Series E Unsubscribed Shares; however, to the extent that the aggregate number of Shares that the Participating Series E Preferred Holders desire to purchase (as evidenced in written notices delivered to the Transferor) exceeds the number of Series E Unsubscribed Shares, each Participating Series E Preferred Holder so exercising (an “Electing Participating Series E Preferred Holder”) will be entitled to purchase that number of the Series E Unsubscribed Shares equal to the product obtained by multiplying (x) the number of Series E Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of Ordinary Shares (on as-converted basis) held on the date of the Transfer Notice by such Electing Participating Series E Preferred Holder and (ii) the denominator of which shall be the number of Ordinary Shares (on as-converted basis) held on the date of the Transfer Notice by all Electing Participating Series E Preferred Holders (“Subsequent Series E Pro Rata Share”). In order to exercise its rights hereunder, such Electing Participating Series E Preferred Holder must provide written notice to Transferor with a copy to the Company and the Transferor within seven (7) days after the receipt of the Series E ROFR Confirmation Notice (the “Subsequent Series E Exercise Period”).

(5)                                 Within five (5) days after the expiration of the Series E Exercise Period and the Subsequent Series E Exercise Period (if applicable), the Transferor shall promptly deliver written notices to the Preferred Holders that are not Series E Preferred Holders, the Founders or the FounderCos (the “Prior Preferred Holders”) advising them whether the Series E Preferred Holders have exercised their Rights of First Refusal with respect to all or a portion of the Company Unsubscribed Shares and informing them regarding their rights in purchasing the Remaining Shares (as described below) (the “Second Notice”).

D.                                    Option of Prior Preferred Holders.

(1)                                 Subject to the limitations of this Article 8.8(D), within fifteen (15) days of any Prior Preferred Holder’s receipt of the Second Notices (“Prior Holder Exercise Period”), the Prior Preferred Holders shall have the right to notify the Transferor with regard to their intent to purchase in the aggregate all or any part of the Offered Shares not purchased by the Series E Preferred Holders pursuant to Article 8.8(C) above and the Company pursuant to Article 8.8(B) above (the “Remaining Shares”) on the terms and conditions set forth in this Article 8.8(D). In order to exercise its rights hereunder, such Prior Preferred Holders must provide written notice delivered to Transferor within the Prior Holder Exercise Period.

(2)                                 To the extent that the aggregate number of Shares that the Prior Preferred Holders desire to purchase (as evidenced in the written notices delivered to Transferor) exceeds the Remaining Shares, each Prior Preferred Holder so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to the product obtained by multiplying (x) the number of Remaining Shares by (y) a fraction, (i) the numerator of which shall be the number of Ordinary Shares (on an as-converted basis) held by such Prior Preferred Holder on the date of the Transfer Notice and (ii) the denominator of which shall be the number of Ordinary Shares (on an as-converted basis) held by all Prior Preferred Holders so exercising (“Prior Holder Pro Rata ROFR Share”).

(3)                                 Within five (5) days after the expiration of the Prior Holder Exercise Period, Transferor will give written notice to each Prior Preferred Holder specifying the number of Remaining Shares to be purchased by each Prior Preferred Holder exercising its Rights of First Refusal (the “Prior Holder ROFR Confirmation Notice”). The Prior Holder ROFR Confirmation Notice shall also specify the number of Remaining Shares not purchased by the Prior Preferred Holders, if any, pursuant to Article 8.8(D)(1) and Article 8.8(D)(2) hereof (“Prior Holder Unsubscribed Shares”) and shall list each Participating Prior Preferred Holder’s (as defined in Article 8.8(D)(4) hereof) Subsequent Prior Holder Pro Rata Share (as defined in Article 8.8(D)(4)) of any such Prior Holder Unsubscribed Shares.

(4)                                 To the extent that there remain any Prior Holder Unsubscribed Shares, each Prior Preferred Holder electing to exercise its right to purchase at least its full Prior Holder Pro Rata ROFR Share of the Remaining Shares under Article 8.8(D)(2) hereof (a “Participating Prior Preferred Holder”) shall have a right to purchase all or any part of the Prior Holder Unsubscribed Shares; however, to the extent that the aggregate number of Shares that the Participating Prior Preferred Holders desire to purchase (on as-converted basis) exceeds the number of remaining Prior Holder Unsubscribed Shares, each Participating Prior Preferred Holders so exercising (an “Electing Participating Prior Preferred Holder”) will be entitled to purchase that number of the Prior Holder Unsubscribed Shares equal to the product obtained by multiplying (x) the number of Prior Holder Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of Ordinary Shares (on as-converted basis) held on the date of the Transfer Notice by such Electing Participating Prior Preferred Holder and (ii) the denominator of which shall be the number of Ordinary Shares (on an as-converted basis) held on the date of the Transfer Notice by all Electing Participating Prior Preferred Holders (“Subsequent Prior Holder Pro Rata Share”). In order to exercise its rights hereunder, such Electing Participating Prior Preferred Holder must provide written notice to the Transferor with a copy to the Company and each Prior Preferred Holder within seven (7) days after the receipt of the Prior Holder ROFR Confirmation Notice (the “Subsequent Prior Holder Exercise Period”).

E.                                     Purchase Price. The purchase price for the Offered Shares, the Company Unsubscribed Shares, the Series E Unsubscribed Shares, the Prior Holder Unsubscribed Shares and Remaining Shares to be purchased by the Company or any Preferred Holder exercising its Rights of First Refusal under these Articles will be the Offered Price, and will be payable as set forth in Article 8.8(F) hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company (including the affirmative vote of each Series E Director) in good faith, which determination will be binding upon the Company, each Preferred Holder and Transferor, absent fraud or error.

F.                                      Closing; Payment. Subject to compliance with applicable Securities Laws, (i) the Company exercising its Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price within five (5) days of the expiration of the Company Exercise Period, (ii) the Series E Preferred Holders exercising its Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price within fifteen (15) days of the expiration of the Series E Exercise Period and the Subsequent Series E Exercise Period (if applicable), and (iii) the Prior Preferred Holders exercising their Rights of First Refusal shall effect the purchase of all or any portion of the Remaining Shares, including the payment of the purchase price, within fifteen (15) days after the expiration of the Prior Holder Exercise Period and the Subsequent Prior Holder Exercise Period (if applicable) (the “Rights of First Refusal Closing”). Payment of the purchase price will be made, at the option of the party exercising its Rights of First Refusal, (A) in cash (by check), (B) by wire transfer, (C) by cancellation of all or a portion of any outstanding Indebtedness of Transferor to the Preferred Holder, as the case may be, or (D) by any combination of the foregoing. At such Rights of First Refusal Closing, Transferor shall deliver to the Preferred Holders exercising their respective Rights of First Refusal one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased together with a dully executed and dated instrument of transfer.

G.                                    Exclusion from Rights of First Refusal. This Rights of First Refusal shall not apply with respect to Preferred Shares (including Ordinary Shares issued or issuable upon conversion thereof) sold and to be sold by Preferred Holders pursuant to the Rights of Co-Sale (set forth in Article 8.9 below) and by any holder of the Equity Securities of the Company pursuant to Article 8.14 and Article 8.15.

8.9.                            Rights of Co-Sale.

A.                                    To the extent a Preferred Holder (other than any of the Founders and the FounderCos) does not exercise its Rights of First Refusal with respect to all or any part of the Offered Shares, the Company Unsubscribed Shares or the Remaining Shares (as applicable), such ROFR Holder (a “Co-Sale Holder”) shall have the Rights of Co-Sale to participate in such sale of such remaining Offered Shares not purchased pursuant to Article 8.8 (the “Residual Shares”) to the Prospective Purchaser on a pro rata basis with the Transferor and on the same terms and conditions as specified in the Transfer Notice (but in no event on terms and conditions less favorable than those offered to holder of Ordinary Shares or a Key Employee by the Prospective Purchaser). The Transferor shall promptly notify each Co-Sale Holder after the expiration of the Series E Exercise Period and the Prior Holder Exercise Period (if applicable) regarding their respective Rights of Co-Sale under this Article 8.9 (the “Co-Sale Notice”). To exercise its rights hereunder, each Co-Sale Holder must provide a written notice to the Transferor within ten (10) days of its receipt of the Co-Sale Notice indicating the number of Ordinary Shares (on an as-converted basis) it wishes to sell pursuant to this Article 8.9(A).

B.                                    If the aggregate number of Ordinary Shares (on an as-converted basis) that the Co-Sale Holders desire to sell exceeds the number of Residual Shares, each Co-Sale Holder shall be entitled to sell up to its pro rata share of the Residual Shares, which shall be equal to the product of (i) the aggregate number of the Residual Shares, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) elected to be sold by such Co-Sale Holder and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) elected to be sold by all the Co-Sale Holders.

C.                                    Subject to Article 8.11, a Co-Sale Holder shall exercise its Rights of Co- Sale by promptly delivering to the Prospective Purchaser one or more certificates, properly endorsed for transfer, representing the type and number of Shares which such Co-Sale Holder elects to sell, which shall be transferred to the Prospective Purchaser at the consummation of the sale of Shares pursuant to the terms and conditions specified in the Transfer Notice. The Company shall update its register of members upon the consummation of any such Transfer and provide such most updated register of members to each Preferred Holder as soon as practicable.

D.                                    The Rights of Co-Sale shall not apply to the Ordinary Shares sold or to be sold to the Preferred Holders pursuant to the Rights of First Refusal. The Rights of Co-Sale and the Rights of First Refusal shall not apply to the Transfer of Shares pursuant to Article 8.5 and Article 8.14.

8.10.                     Non-Exercise of Rights of First Refusal and Co-Sale.

A.                                    If the ROFR Holders do not elect to purchase all of the Offered Shares in accordance with the Rights of First Refusal granted to each of them, and the Co-Sale Holders do not elect to exercise in full the Rights of Co-Sale granted to each of them, the Transferor shall have a period of ninety (90) days from the date of the Transfer Notice to sell the remaining Residual Shares to the Prospective Purchaser upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws, these Articles, the Memorandum and the Shareholders Agreement.

B.                                    In the event the Transferor does not consummate the sale of the Offered Shares within such ninety (90) day period, the Rights of First Refusal and the Rights of Co-Sale shall be re-invoked and shall be applicable to each subsequent disposition of any Shares by the Transferor until such rights lapse in accordance with the provisions of these Articles.

C.                                    The exercise or non-exercise of the Rights of First Refusal and the Rights of Co-Sale in respect of a particular proposed Transfer shall not adversely affect the Rights of First Refusal and the Rights of Co-Sale of subsequent proposed Transfers.

8.11.                                                   Limitations to Restrictions on Transfer. Subject to the requirements of applicable Laws, the restrictions under Article 8.7, the Rights of First Refusal under Article 8.8 and Rights of Co-Sale under Article 8.9 shall not apply to (a) any sale of Equity Securities of the Company pursuant to a Qualified IPO, or (b) any Transfer of any Equity Securities of the Company now or hereafter held, directly or indirectly, by the FounderCos or a Key Employee to any of its respective wholly-owned Subsidiary or his/her parents, children, spouse, or to a trustee, executor, or other fiduciary for the benefit of any Founder or such Key Employee, or his/her parents, children, spouse for bona fide estate planning purposes (each such transferee pursuant to subparagraph (b) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); provided that (i) such Transfer is effected in compliance with all applicable Laws, (ii) such Transfer will not result in a change of control of the Company and (iii) each such Permitted Transferee, prior to the completion of the Transfer, shall have executed and delivered a Deed of Adherence in the form attached to Shareholders Agreement as its Exhibit B assuming the obligations of a holder of Ordinary Shares under these Articles and the applicable Other Restriction Agreements with respect to the Transferred Equity Securities.

8.12.                     Prohibited Transfer. In the event that:

(i)                                     a Transferor Transfers any Equity Securities in contravention of the Rights of Co-Sale but such Transfer is validly completed upon obtaining the consents set forth in Article 8.12(B); or

(ii)                                  if a Co-Sale Holder elects to exercise its Rights of Co-Sale, and (x) the Prospective Purchaser refuses to purchase the class, series or type of Equity Securities of the Company held by such Co-Sale Holder or (y) the Prospective Purchaser refuses to purchase Equity Securities from such Co-Sale Holder, (each of subparagraphs (i) or (ii) above, a “Prohibited Transfer”), such Co-Sale Holder shall be entitled to exercise the put option set out in Article 8.12(A).

A.                                    Put Option. If a Prohibited Transfer occurs, in respect of Article 8.12(i), each Co-Sale Holder, and in respect of 8.12(ii), such effected or relevant Co-Sale Holder, shall have the right to sell to the Transferor the Shares such Co-Sale Holder would have been entitled to Transfer to the Prospective Purchaser pursuant to its Rights of Co-Sale but for the Prohibited Transfer (such Shares, the “Put Shares”). The foregoing sale to the Transferor shall be made on the following terms and conditions:

(1)                                 the price per share of each Put Share shall be equal to the price per share specified in the Transfer Notice; provided that the Transferor shall reimburse such Co-Sale Holder any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Rights of Co-Sale and the rights under this Article 8.12; and

(2)                                 within ninety (90) days following the Prohibited Transfer, such Co-Sale Holder who has elected to exercise its put option under this Article 8.12 shall deliver to such Transferor an instrument of transfer and one or more certificates representing the Shares to be sold under this Article 8.12, each to be properly endorsed for transfer, or an affidavit of lost certificate representing the same. Such Transferor shall, upon receipt of the foregoing, pay the aggregate purchase price for the Put Shares set forth hereunder and the amount of reimbursable fees and expenses (if any), in cash by wire transfer of immediately available funds or by any other means acceptable to such Co-Sale Holder. The Company shall concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) days reissue certificates, as applicable, to such Transferor and such Co-Sale Holder representing the Shares held by each of them giving effect to the sale of the Put Shares to such Transferor contemplated in this Article 8.12(A).

B.                                    Void Prohibited Transfer. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by the Majority Holders, any attempt by a Transferor to Transfer Equity Securities in violation of any of Article 8.7 to Article 8.14 shall be null and void, and the Company shall not effect any such Transfer or deem the transferee of the Prohibited Transfer as a Shareholder in respect of the relevant Shares.

8.13.                     Lock-Up. In addition to but not in lieu of any other Transfer restriction contained herein, each FounderCo agrees that it will not during the period commencing on the date of the final prospectus relating to the first underwritten registered public offering of the Ordinary Shares and ending on the date specified by the Company and the managing underwriter (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer or dispose of, directly or indirectly, any Equity Securities of the Company (other than those included in such offering) or (ii) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in subparagraph (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or other securities, in cash or otherwise. The underwriters in connection with such public offering are intended third party beneficiaries of this Article 8.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. To the extent requested by the underwriters, each of the Founders and the FounderCos agrees to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein.

8.14.                     Rights of First Refusal of Tencent

A.                                    Except as otherwise provided in Article 8.12(B) and this Article 8.14, each of the Investors may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it.

B.                                    Each Investor (other than Tencent) (the “Investor Transferor”) shall not directly or indirectly Transfer and issue any Equity Securities with respect to all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Preferred Holder prior to the consummation of a Qualified IPO to a Person listed on Schedule IV-1 of the Shareholders Agreement (the “Investor Restricted Transfer”) without the prior written consent of Tencent.

C.                                    If an Investor Transferor proposes to Transfer any Shares of the Company to one or more third party purchaser (other than a Transfer pursuant to Article 15), then such Investor shall give Tencent a written notice (the “Investor Transfer Notice”) of its intent to make the Transfer, which shall include (i) a description of the Shares to be Transferred (“Investor Transfer Shares”), (ii) the identity of the third party purchaser and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Investor Transfer Notice shall certify that the Investor has received a definitive offer from the purchaser on the terms set forth in the Investor Transfer Notice.

D.                                    Tencent shall have a right for a period of fifteen (15) days (the “Tencent ROFR Period”) following receipt of the Tencent Transfer Notice to (i) decide whether it consents or not to such Transfer (in the case that such Transfer is an Investor Restricted Transfer), and (ii) elect to purchase all or any portion of the Tencent Transfer Shares at the same price and subject to the same terms and conditions as described in the Tencent Transfer Notice, in each case by giving written notice to such Investor Transferor.

E.                                     If Tencent gives such Investor Transferor a written notice (the “Tencent Purchase Notice”) within the Tencent ROFR Period that it consents to such Transfer (in the case that such Transfer is an Investor Restricted Transfer), and desires to purchase the Investor Transfer Shares, then payment for the Investor Transfer Shares shall be by wire transfer in immediately available funds, against delivery of the Investor Transfer Shares within ninety (90) days following the Investor Transferor’s receipt of the Tencent Purchase Notice, or such other time as mutually agreed by such Investor Transferor and Tencent. The Company shall update its register of members upon consummation of any such Transfer.

F.                                      Notwithstanding anything to the contrary contained in this Article 8.14, the Investor Transferor may at any time Transfer any Preferred Shares held by it to an Affiliate without the Tencent’s prior written consent or being required to comply with this Article 8.14.

G.                                    If Tencent has consented to such Transfer (in the case that such Transfer is an Investor Restricted Transfer) and Tencent does not elect to purchase all of the Investor Transfer Shares in accordance with Article 8.14(C), the applicable Investor Transferor shall have a period of ninety (90) days from the expiration of the Tencent ROFR Period to sell the remaining Investor Transfer Shares to the transferee upon terms and conditions (including the purchase price) no more favorable than those specified in the Tencent Transfer Notice, provided that (i) such Transfer is effected in compliance with all applicable Laws, and (ii) the transferee shall execute and deliver an additional counterpart signature page to the Shareholders Agreement, and agree in writing to be bound by the obligations of an “Investor” under the Shareholders Agreement.

H.                                   In the event that an Investor Transferor Transfers any Investor Transfer Shares in contravention of rights of first refusal of Tencent in accordance with this Article 8.14, such Transfer shall be null, void and without effect, and the Company shall not effect any such Transfer.

8.15.                     Drag-Along Rights .

A.                                    If the Founders (provided that the Founders’ right under this Article 8.15 shall terminate if (A) the Founders cease to collectively hold a majority of the Ordinary Shares that they hold as of the date of the Closing, (B) Founder I resigns from the position as the chief executive officer of the Company, or (C) Founder I is involuntarily terminated or dismissed as the chief executive officer of the Company for Cause or Leave/Disability) and the Majority Holders approved a Drag-Along Sale Event (as defined below), then the Majority Holders and the Founders (each a “Drag-Along Holder”) may, at their option, by delivery of a written notice (the “Drag-Along Notice”), require each of the other holders of Equity Securities of the Company (each a “Dragged Holder”) to, and whereupon each Dragged Holder shall:

(1)                                 sell, together with such Drag-Along Holder, to the bona fide purchaser(s) as referred to in Article 8.15(B) below (an “Offeror”) (a) all of the Equity Securities held by such Dragged Holder if the Drag-Along Holder sells all of the Equity Securities held by it; or (b) a percentage of its Equity Securities equal to the percentage of the Equity Securities held by such Drag-Along Holder and proposed to be sold in the Trade Sale as referred to in A Article 8.15(B) below (a “Drag-Along Sale”), in each case on the same terms and conditions agreed to by the Drag-Along Holder;

(2)                                 vote, or give its written consent with respect to, all of its Equity Securities in favor of the Drag-Along Sale, and in opposition of (a) any proposal that may reasonably be expected to delay, restrict, impair or otherwise adversely affect the consummation of the Drag-Along Sale and (b) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Drag-Along Sale or that will result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

(3)                                 refrain from exercising any dissenters’ or rights of appraisal under applicable Laws with respect to the Drag-Along Sale;

(4)                                 take all necessary actions in connection with the consummation of the Drag-Along Sale as reasonably requested by the Drag-Along Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with the Drag-Along Sale (provided however that (a) pursuant to the relevant transaction documents, liability of shareholders for indemnity is several and not joint and the liability of each shareholder is capped at the amount of consideration received and (b) the shareholders shall not be required to sign up to any non-compete, non-solicitation, general release (other than in its capacity as a shareholder) or other commercial agreements in connection with the acquisition)), and the delivery, at the consummation of the Drag-Along Sale involving a sale of Shares, of all certificates representing Shares held or Controlled by such Dragged Holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates; and

(5)                                 restructure such Drag-Along Sale, as and if reasonably requested by the Drag-Along Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

B.                                    For the purpose of Article 8.15(A), a “Drag-Along Sale Event” shall mean a Deemed Liquidation Event or Trade Sale with a valuation of the Group of not less than US$3,000,000,000.

C.                                    Any proceeds, whether in cash or properties, resulting from the Drag- Along Sale shall be distributed in accordance with the terms of Article 8.2 of the Articles.

D.                                    In the event that any of the Dragged Holders (the “Defaulting Holder”) fails for any reason to take any of the actions set forth in Article 8.15(A) above within fifteen (15) days after receiving the Drag-Along Notice, each of the Drag-Along Holders shall have the right to sell to the Defaulting Holder the Shares such Drag-Along Holder would have Transferred to the Offeror but for the Defaulting Holder’s failure to take such actions (such Shares, the “Drag Default Shares”). The price per Drag Default Share shall be equal to the price per share specified in the Drag-Along Notice. The Defaulting Holder shall reimburse each Drag-Along Holder for any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of its rights under this Article 8.15(D). A Drag- Along Holder who has elected to sell the Drag Default Shares shall deliver to the Defaulting Holder an instrument of transfer and one or more certificates representing the Drag Default Shares, each to be properly endorsed for transfer, or an affidavit of lost certificate representing the same. The Defaulting Holder shall, upon receipt of the foregoing, pay the aggregate purchase price for the Drag Default Shares and the amount of reimbursable fees and expenses, in cash by wire transfer of immediately available funds or by other means acceptable to the Drag-Along Holders. The Company shall concurrently therewith record such Transfer on its books and update its register of members and will, to the extent applicable, promptly thereafter and in any event within five (5) days reissue certificates to the Drag-Along Holders representing the Shares held by them giving effect to the sale of Drag Default Shares to the Defaulting Holder contemplated in this Article 8.15(D). For the avoidance of doubt, notwithstanding anything to the contrary contained herein and therein, none of the Transfer restrictions set forth in these Articles or in the Other Restriction Agreements shall apply in connection with a Drag-Along Sale.

E.                                     In any Drag-Along Sale, (i) each Dragged Holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag- Along Holders’ reasonable fees and expenses incurred in the transaction, including without limitation, legal, accounting and investment banking fees and expenses, and (ii) each Dragged Holder shall severally, but not jointly, participate on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification obligation that is part of the terms and conditions of such Drag-Along Sale (other than those that relate specifically to a particular holder, including without limitation, indemnification with respect to representations and warranties given by such holder in respect of such holder’s title to and ownership of Shares, due authorization, enforceability and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds received by such Dragged Holder in connection with such Drag- Along Sale.

F.                                      If a Drag-Along Holder or Dragged Holder has received the purchase price for his/her/its Equity Securities of the Company in connection with the Drag-Along Sale, and has failed to deliver certificates evidencing his/her/its Equity Securities of the Company in accordance with this Article 8.15, he/she/it shall for all purposes be no longer deemed a holder of Equity Securities of the Company (with the Register of Members of the Company updated to reflect the foregoing), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any Shares held, shall have no other rights or privileges as a holder of Equity Securities of the Company. Further, the Company shall not register any subsequent Transfer of any such Equity Securities of the Company held by such Drag-Along Holder or Dragged Holder described in the foregoing sentence.

8.16.                     Restriction on Founders’ Shares.

A.                                    Prohibition on Transfer. None of Founders or FounderCos (each a “Restricted Person”) shall directly or indirectly Transfer all or any part of any interest in any Restricted Shares. Subject to any restrictions set forth in these Articles, any Restricted Person may Transfer Vested Shares held by it.

B.                                    Repurchase Right. In the event of (i) the voluntary termination by any Founder of his employment with any Group Company, or (ii) the termination by any Group Company of such Founder’s employment with such Group Company (each a “Repurchase Event”), then, in each such event, subject to other provisions of this Article 8.16, the Company shall have the right to repurchase (the “Repurchase Right”) up to all of the Restricted Shares then held by such Founder and his FounderCo, solely to the extent such Restricted Shares have not been released from the Repurchase Right as provided below as of the applicable termination date, at a repurchase price of par value per Share.

C.                                    Vesting.

(1)                                 Vesting Schedule. Unless otherwise approved in writing by the Majority Holders, subject to Articles 8.16(C)(2), as long as such Founder is continuously an employee of a Group Company, an equal portion of the Existing Restricted Shares held by such Founder and his FounderCo shall vest and be released from the Repurchase Right at the end of each month between the Closing Date and December 31, 2018.

(2)                                 Accelerated Vesting Upon Qualified IPO or Deemed Liquidation Event. Notwithstanding anything to the contrary contained in this Article 8.16, all then unvested Restricted Shares of such Founder or his FounderCo shall be released from the Repurchase Right and therefore become Vested Shares and shall no longer be deemed Restricted Shares upon the earlier to occur of (i) a Qualified IPO, and (ii) a Deemed Liquidation Event.

REGISTER OF MEMBERS

9.                                      The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

10.                               The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

11.                               If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12.                               A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for Transfer shall be cancelled and, subject to these Articles (including Article 8), no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13.                               The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14.                               If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

15.                               The Shares of the Company are subject to Transfer restrictions as set forth in these Articles and the Shareholders Agreement, by and among the Company and certain of its Members. The Company will register Transfers of Shares that are made in accordance with such Articles and the Shareholders Agreements and will not register Transfers of Shares that are made in violation of such Articles and the Shareholders Agreement. The instrument of Transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

16.                               Subject to the provisions of the Statute and these Articles (including Article 8), the Company is permitted to redeem, purchase or otherwise acquire any of the Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP or (iii) is as otherwise agreed by the holder of such Shares and the Company at the time of issue of such Shares, subject in the case of clause (ii) to comply with any applicable restrictions set forth in the Shareholders Agreement, the Memorandum and these Articles (including Article 8).

17.                               Subject to the provisions of the Statute and these Articles (including Article 8), the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles (including Article 8), the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18.                               Subject to these Articles (including Article 8), if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of the Majority Holders.

19.                               For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more Persons holding or representing by proxy at least two thirds of the issued Shares of such class.

20.                               Subject to these Articles (including Article 8), the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by (i) the mere creation, redesignation, or issue of Shares ranking pari passu therewith, (ii) the redemption or purchase of Shares of any class or series by the Company, (iii) the issuance of any new Equity Securities which may be in preference to Series E Preferred Shares or (iv) the change to the director’s appointment rights of any shareholders of the Company.

COMMISSION ON SALE OF SHARES

21.                               The Company may, with the approval of the Board (so long as such approval includes the approval of the Series E Directors), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

22.                               The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

23.                               If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

24.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by Transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a Transfer by that Member before his death or bankruptcy pursuant to Article 15. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

25.                               If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

26.                               Subject to the Statute and these Articles (including Article 8), the Company may by Ordinary Resolution:

A.                                    increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

B.                                    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

C.                                    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

D.                                    cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

E.                                     perform any action not required to be performed by Special Resolution.

27.                               Subject to the provisions of the Statute and the provisions of these Articles (including Article 8) as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

A.                                    change its name;

B.                                    alter or add to these Articles;

C.                                    alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

D.                                    reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

28.                               Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

29.                               All general meetings other than annual general meetings shall be called extraordinary general meetings.

30.                               The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

31.                               The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

32.                               A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company,

33.                               The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

34.                               If the Directors do not within twenty (20) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty (20) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (20) days.

35.                               A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36.                               At least fifteen (15) days’ notice shall be given to all Members of any general meeting unless such notice is waived either before, at or after such meeting (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to vote thereat, and (ii) by the Majority Holders (or, in each case, their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (a) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to vote thereat, and (b) by the Majority Holders (or, in each case, their proxies).

37.                               The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member entitled to vote and the number of shares registered in the name of each Member entitled to vote. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

38.                               The holders of: (i) a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting, and (ii) a majority of the aggregate voting power of all of the Preferred Shares entitled to notice of and to attend and vote at such general meeting together present in person or by proxy or if a company or other non- natural Person by its duly authorised representative shall be a quorum.. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

39.                               A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

40.                               A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

A.                                    in the case of a Special Resolution, it is signed by all Members entitled to vote and required for such Special Resolution to be deemed effective under the Statute; or

B.                                    in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4.(A)) (or, being companies, signed by their duly authorised representative).

41.                               A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, it shall be adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

42.                               The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within twenty (20) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

43.                               With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

44.                               A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

45.                               On a poll a Member shall have one (1) vote for each Ordinary Share he holds on an as converted basis, unless any Share carries special voting rights.

46.                               Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was required.

47.                               A poll on a question of adjournment shall be taken forthwith.

48.                               A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll is to be taken or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

49.                               Except as otherwise required by Law or these Articles (including Article 8), the Ordinary Shares and the Preferred Shares shall vote together on an as-converted basis on all matters submitted to a vote of Members.

50.                               In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

51.                               A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

52.                               No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting and he or she has the voting right in accordance with the Memorandum and these Articles.

53.                               No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

54.          Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

55.          A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

56.          The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

57.          The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

58.          The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

59.          Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the Transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or Transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

60.          Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

61.          Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

62.          The authorized number of directors on the Board shall be eleven (11) Directors, with the composition of the Board determined as follows:

A.            the Founders (provided that the Founders’ right under this Article 62 shall terminate if (A) the Founders cease to collectively hold a majority of the Ordinary Shares that they hold as of the date of the Closing, (B) Founder I resigns from the position as the chief executive officer of the Company, or (C) Founder I is involuntarily terminated or dismissed as the chief executive officer of the Company for Cause or Leave/Disability) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time six (6) Directors to the Board (each a “Management Director”);

B.            Tencent shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time at least two (2) Directors to the Board (each a “Series E Director”);

C.            Offshore Sequoia shall be entitled to nominate one (1) Director of the Board;

D.            Fenghuang Fuju shall be entitled to nominate one (1) Director of the Board; and

E.            Cai SPV shall be entitled to nominate one (1) Director of the Board.

POWERS OF DIRECTORS

63.          Subject to the provisions of the Statute, the Memorandum and these Articles (including Article 8) and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with these Articles (including Article 8). No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

64.          All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

65.          Subject to these Articles (including Article 8), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

66.          Subject to these Articles (including Article 8), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

67.          The office of a Director shall be vacated if:

A.            such Director gives notice in writing to the Company that he or she resigns the office of Director; or

B.            such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

C.            such Director is found to be or becomes of unsound mind.

68.          Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 67 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

69.          A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors, four (4) Directors (which shall include both Series E Directors) in office elected in accordance with Article 62 shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one (1) Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, then such meeting shall be adjourned for at least seven (7) days at the same place or such other time and place the Directors then present may determine, provided that a written notice of the adjourned Board meeting shall be duly delivered to all Directors five (5) days prior to the adjourned meeting in accordance with the notice procedures hereunder and such written notice expressly sets forth the agenda of the board meeting in reasonable level of details and includes the related supporting documents (if any). The number of Directors attending such adjourned Board meeting shall constitute a quorum at such adjourned Board meeting.

70.          Subject to the provisions of these Articles (including Article 8), the Directors may regulate their proceedings as they think fit, provided however that the Board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of the Series E Directors) and that the written notice of each meeting given to the Directors shall include an agenda of the business to be transacted at the meeting.

71.          A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

72.          Subject to Article 8.4(B)(2), a resolution in writing (in one or more counterparts) signed by no less than a majority of the number of the Directors or a majority of the number the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors, as the case may be, duly convened and held, provided that any such resolution includes the signed approval of at least one (1) Series E Director.

73.          Meetings of the Board of Directors may be called by any Director on three (3) days’ written notice to each Director in accordance with Articles 104 through 108 and the written notice shall expressly set forth the agenda of the board meeting in reasonable level of details and include the related supporting documents (if any), but a meeting of Directors held without three (3) days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a director has not received the notice, does not invalidate the meeting.

74.          The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

75.          The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within twenty (20) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

76.          All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

DIRECTORS’ INTERESTS

77.          Subject to Article 80, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

78.          Subject to Article 80, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

79.          Subject to Article 80, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

80.          In addition to any further restrictions set forth in these Articles (including Article 8), no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

81.          The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

82.          Subject to these Articles (including Article 8), the Board of Directors may, with prior consent of the Series E Directors, establish any committees and approve the delegation of any of their powers to any committee consisting of one or more Directors and such committee shall include at least one (1) Series E Director. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee; provided that any such committee shall include at least one (1) Series E Director.

83.          The Board of Directors may also, with prior consent of the Series E Directors, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person; provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, with prior consent of the Series E Directors, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

84.          Subject to these Articles (including Article 8), the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

85.          Subject to these Articles (including Article 8), the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

86.          There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

87.          The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board or one of its committees (in each case, including the consent of the Series E Directors). The Directors shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

88.          The Directors may by resolution of the majority of the Board or one of its committees (in each case, including the consent of the Series E Directors) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

89.          The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

90.          The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

91.          A Director or an officer authorized by the Board of Directors, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

92.          Subject to the Statute and these Articles (including Article 8), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

93.          All dividends and distributions shall be declared and paid according to the provisions of Article 8.

94.          Subject to the provisions of these Articles (including Article 8), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

95.          Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

96.                               No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

97.                               Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

98.                               Subject to these Articles (including Article 8), the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Article 8 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

99.                               The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

100.                        The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

101.                        Subject to the Articles (including Article 8), the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

102.                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

103.                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

104.                        Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

105.                        Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

106.                        A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

107.                        Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

108.                        Whenever any notice is required by Law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

109.                        If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Article 8.

110.                        If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to these Articles (including Article 8), determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

111.                        To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable Law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

112.                        To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

113.                        Unless the Directors otherwise prescribe in accordance with Article 8, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

114.                        If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

CALLS ON SHARES

115.                        Save as otherwise agreed on the issue of any Share (in nil-paid or partly-paid form), the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares by delivering to the Shareholders a written notice requiring payment and stating that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited. Each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

116.                        Joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

117.                        The Company may, if the Directors think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any nil-paid or partly-paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

118.                        Upon the Directors having delivered a written notice requiring payment of the amount of money unpaid on a Share (being a nil-paid or partly-paid Share) in accordance with Article 115, all the rights attaching to such nil-paid or partly-paid Share (including those rights stated in the Companies Law and stipulated in these Articles) shall be suspended in all respects. Such suspension shall take effect immediately and shall remain in effect until (i) such moneys unpaid on such Shares are paid in full or (ii) such Shares are surrendered or forfeited in accordance with these Articles and are subsequently cancelled.

FORFEITURE OF SHARES

119.                        If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, by a resolution of the Directors, forfeit such Shares.

120.                        A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

121.                        A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, and shall not be liable to pay to the Company any money in respect of the Shares forfeited.

122.                        A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

123.                        The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

SURRENDER OF SHARES

124.                        Subject to the Companies Law, the Company may accept the surrender for no consideration of any paid up Share (including any redeemable Share) or any Share not being a fully-paid share on such terms and in such manner as the Directors may determine.